EXHIBIT 10.1

EXECUTION COPY

$222,000,000

CREDIT AGREEMENT

Dated as of October 12, 2005

among

PREGIS CORPORATION,

as Borrower

and

PREGIS HOLDING II CORPORATION,

as Parent

and

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

SWING LINE BANK NAMED HEREIN,

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

CREDIT SUISSE,

as Collateral Agent and as Administrative Agent

and

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

and

CIT LENDING SERVICES CORPORATION

and

JPMORGAN CHASE BANK, N.A.

as Co-Documentation Agents

and

CREDIT SUISSE and LEHMAN BROTHERS INC.,

as Joint Bookrunners and Joint Lead Arrangers

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i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.	Representations and Warranties of the Parent and Borrower	79

ARTICLE V
COVENANTS OF THE PARENT AND THE BORROWER
SECTION 5.01.	Affirmative Covenants	87
SECTION 5.02.	Negative Covenants	95
SECTION 5.03.	Reporting Requirements	109
SECTION 5.04.	Financial Covenants	112
ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01.	Events of Default	114
SECTION 6.02.	Actions in Respect of the Letters of Credit upon Default	117

ARTICLE VII
THE AGENTS
SECTION 7.01.	Authorization and Action	118
SECTION 7.02.	Agents’ Reliance, Etc.	119
SECTION 7.03.	CS and Affiliates	120
SECTION 7.04.	Lender Party Credit Decision	120
SECTION 7.05.	Indemnification	120
SECTION 7.06.	Successor Agents	121

ARTICLE VIII
GUARANTY
SECTION 8.01.	Guaranty; Limitation of Liability	122
SECTION 8.02.	Guaranty Absolute	123
SECTION 8.03.	Waivers and Acknowledgments	124
SECTION 8.04.	Subrogation	125
SECTION 8.05.	Guaranty Supplements	126
SECTION 8.06.	Subordination	126
SECTION 8.07.	Continuing Guaranty; Assignments	127
SECTION 8.08.	Applicant Subsidiaries	127

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ARTICLE IX
MISCELLANEOUS
SECTION 9.01.	Amendments, Etc.	128
SECTION 9.02.	Notices, Etc.	129
SECTION 9.03.	No Waiver; Remedies	131
SECTION 9.04.	Costs and Expenses	131
SECTION 9.05.	Right of Set-off	133
SECTION 9.06.	Binding Effect	133
SECTION 9.07.	Assignments and Participations	134
SECTION 9.08.	Execution in Counterparts	137
SECTION 9.09.	No Liability of the Issuing Bank	138
SECTION 9.10.	Confidentiality	138
SECTION 9.11.	Release of Collateral	138
SECTION 9.12.	Patriot Act Notice	138
SECTION 9.13.	Jurisdiction, Etc.	139
SECTION 9.14.	Governing Law	139
SECTION 9.15.	Waiver of Jury Trial	1

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SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule III	-	Agreed Adjustments
Schedule IV	-	Certain Capital Expenditures in Connection with the Acquisition
Schedule 4.01(a)	-	Equity Investors
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(c)	-	Subsidiaries
Schedule 4.01(e)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(q)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(r)	-	Environmental Matters
Schedule 4.01(s)	-	Open Years
Schedule 4.01(u)	-	Existing Debt
Schedule 4.01(v)	-	Surviving Debt
Schedule 4.01(w)	-	Liens
Schedule 4.01(x)	-	Owned Real Property
Schedule 4.01(y)(i)	-	Leased Real Property (Lessee)
Schedule 4.01(y)(ii)	-	Leased Real Property (Lessor)
Schedule 4.01(z)	-	Investments
Schedule 4.01(aa)	-	Material Contracts
Schedule 5.01(r)(i)	-	Leasehold Properties
Schedule 5.01(r)(ii)	-	Lessors of Leasehold Properties

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term B-1 Note
Exhibit A-3	-	Form of Term B-2 Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Mortgage
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Opinion of Counsel to the Loan Parties
Exhibit H	-	Form of Opinion of Local Counsel to the Loan Parties
Exhibit H-2	-	Form of Opinion of Local Counsel to the Loan Parties
Exhibit I	-	Form of Guaranty Supplement
Exhibit J	-	Form of Intercreditor Agreement

Pregis Credit Agreement

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of October 12, 2005 among PREGIS CORPORATION, a Delaware corporation (the “Borrower”), PREGIS HOLDING II CORPORATION, a Delaware corporation (the “Parent”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), CREDIT SUISSE (“CS”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), CS, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined), LEHMAN BROTHERS INC. (“LBI”), as syndication agent (in such capacity, the “Syndication Agent”) and CIT LENDING SERVICES CORPORATION and JPMORGAN CHASE BANK, N.A., as co-documentation agents (the “Co-Documentation Agents” and, together with the Collateral Agent, the Administrative Agent and the Syndication Agent, the “Agents”).

PRELIMINARY STATEMENTS:

(1) AEA Investors LLC and certain Affiliates (collectively with its Affiliates who may subsequently hold Equity Interests of the Parent, the “Sponsor”) have formed the Parent, which has in turn formed the Borrower, to acquire (the “Acquisition”) from Pactiv Corporation, a Delaware corporation, and certain of its affiliates (collectively, the “Seller”), all of the capital stock of the Seller’s subsidiaries engaged in the global protective packaging and European flexible packaging businesses (the “Companies” or the “Business”) pursuant to the Stock Purchase Agreement dated as of June 23, 2005 among the Seller and the Parent (as amended by the letter agreement dated September 8, 2005 between the Borrower and the Seller, the “Purchase Agreement”).

(2) Simultaneously herewith, (a) the Borrower will issue the Equivalent in Euros of at least $123,500,000 in Floating Rate Notes (as hereinafter defined), (b) the Borrower will issue at least $150,000,000 in Senior Subordinated Notes (as hereinafter defined) and (c) the Parent shall receive cash proceeds from a capital contribution to its equity from the Equity Investors (as hereinafter defined) in an amount equal to at least 25% of the total funds necessary to effect the Transaction (as hereinafter defined), and the Parent shall contribute all such cash proceeds to the Borrower (the “Equity Contribution”).

(3) The Borrower has requested that (a) immediately upon the consummation of the Acquisition, the Lender Parties lend to the Borrower up to $169,000,000, which will be applied, together with the proceeds of the Floating Rate Notes, the Senior Subordinated Notes and the Equity Contribution, to finance the Acquisition, to pay transaction fees and expenses, and to refinance certain Existing Debt (as hereinafter defined) of the Companies and (b) from time to time, the Lender Parties lend to the Borrower and issue Letters of Credit for the account of the Borrower to provide working capital for the Borrower and its Subsidiaries. The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

Pregis Credit Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Change” means any change in GAAP or any other change in accounting principles required by the promulgation of any rule, regulation, pronouncement, interpretation or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission of the United States or any other regulatory body having jurisdiction.

“Acquisition” has the meaning specified in the Preliminary Statements.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term B-1 Advance, a Term B-2 Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance, or an advance under an Incremental Facility.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender Party shall be deemed an Affiliate of the Borrower solely by reason of the transactions contemplated by the Loan Documents.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreed Adjustments” means (a) for the Measurement Period ended March 31, 2005, the adjustments reflected in Schedule III attached hereto, and (b) for any Measurement Period ending subsequent to March 31, 2005 but prior to the Effective Date, adjustments for the items reflected in Schedule III determined and calculated in a

Pregis Credit Agreement

manner consistent in all material respects with the methodology, assumptions and manner of calculation utilized in determining the adjustments reflected in Schedule III, provided that the Agreed Adjustments for the items listed as “Transaction/Separation Adjustments” on Schedule III (as the same may be adjusted for periods subsequent to March 31, 2005) shall not exceed $6.5 million (excluding the effect of any liabilities incurred after March 31, 2005 that are retained by the Seller and, from and after the Effective Date, will not be liabilities of the Companies or the Borrower).

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party” and (iii) the Administrative Agent was the sole party determining such payment amount.

“Applicable Facility Fee Rate” means (i) for the first six months following the Effective Date,  1/2 of 1% per annum and (ii) thereafter, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Applicable Facility Fee Rate
Level I less than 3.75:1.0	0.375%
Level II 3.75:1.0 or greater but less than 4.25:1.0	0.375%
Level III 4.25:1.0 or greater, but less than 4.75:1.0	0.50%
Level IV 4.75:1.0 or greater	0.50%

The Applicable Facility Fee Rate shall be determined by reference to the Leverage Ratio in effect from time to time; provided, however, that (A) any reduction or increase in the Applicable Facility Fee Rate shall be effective one Business Day after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Chief Financial Officer of the Borrower demonstrating such Leverage Ratio and (B) the Applicable Facility Fee Rate shall be at Level IV for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

Pregis Credit Agreement

“Applicable Margin” means

(a) in respect of the Term B-1 Facility, 1.25% per annum for Base Rate Advances and 2.25% per annum for Eurocurrency Rate Advances,

(b) in respect of the Term B-2 Facility, 2.50% per annum, and

(c) in respect of the Revolving Credit Facility (including the Swing Line Facility), (i) for the first six months following the Effective Date, 1.00% per annum for Base Rate Advances and 2.00% per annum for Eurocurrency Rate Advances and (ii) thereafter, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	Eurocurrency Rate Advances
Level I less than 3.75:1.0	0.375%	1.375%
Level II 3.75:1.0 or greater, but less than 4.25:1.0	0.625%	1.625%
Level III 4.25:1.0 or greater but less than 4.75:1.0	0.75%	1.75%
Level IV 4.75 or greater	1.00%	2.00%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for each Eurocurrency Rate Advance shall be determined by reference to the Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) any reduction or increase in the Applicable Margin shall be effective one Business Day after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Chief Financial Officer of the Borrower demonstrating such Leverage Ratio and (B) the Applicable Margin shall be at Level IV (in the case of the Revolving Credit Facility) for so long as the Borrower has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

“Applicable Prepayment Percentage” means, (i) with respect to any cash receipts from a transaction described in clause (a), (b) or (d) of the definition of “Net Cash Proceeds,” 100% of the amount of such Net Cash Proceeds and (ii) with respect to any cash receipts from a transaction described in clause (c) of the definition of “Net Cash Proceeds,” 50% of the amount of such Net Cash Proceeds (or, if the Leverage Ratio as of the end of the fiscal quarter most recently ended prior to the receipt of such Net Cash Proceeds is 4.00:1.00 or lower, 0%).

Pregis Credit Agreement

“Applicable Subsidiary” means any Subsidiary of the Borrower as to which the Administrative Agent and the Issuing Bank shall have received, at least five Business Days prior to any requested issuance of a Letter of Credit for the account of such Subsidiary, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

“Appropriate Lender” means, at any time, with respect to (a) any of the Term B-1 Facility, the Term B-2 Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Arrangers” means CS and LBI in their capacities as joint lead arrangers in respect of the Facilities.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.17(d).

“Assumption Agreement” has the meaning specified in Section 2.17(e).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount (expressed in Dollars and including the Equivalent in Dollars at such time of any such amount denominated in any Foreign Currency) available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

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“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by CS in New York, New York, from time to time, as CS’s prime rate for Dollars loaned in the United States; and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means a Term B-1 Advance, a Dollar Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance (in each case, denominated in Dollars) that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term B-1 Borrowing, a Term B-2 Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business” has the meaning specified in the Preliminary Statements.

“Business Day” means a day of the year (a) on which banks are not required or authorized by law to close in New York City and (b) (i) if the applicable Business Day relates to any Eurocurrency Rate Advances denominated in Dollars, on which dealings are carried on in the London interbank market or (ii) if the applicable Business Day relates to any Eurocurrency Rate Advances denominated in Euros, any day that is a TARGET Day.

“Capex Carryover” has the meaning specified in Section 5.02(o).

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures; provided that, solely for purposes of Section 5.02(o), the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution or restoration of assets (A) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the trade-in value of existing equipment to the extent that the gross amount of the purchase price of equipment that is purchased simultaneously with the trade-in of such existing equipment is reduced by the credit granted by the seller

Pregis Credit Agreement

of such equipment, (iii) Investments permitted by Section 5.02(f)(vii) or (iv) the expenditures listed on Schedule IV hereto and made in connection with the Acquisition, not to exceed $15,000,000 in the aggregate.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and Liens securing the Floating Rate Notes that are subject to the terms of the Intercreditor Agreement: (a) United States dollars and any other currency that is convertible into U.S. dollars without legal restrictions and which is used by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any United States federal or state commercial bank (i) having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and (ii) that issues commercial paper with a rating at the time of acquisition of such certificates of deposit or time deposits of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above and (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; (f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than two years from the date of acquisition; (g) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and (h) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which otherwise meet the requirements specified in clauses (c), (d) and (e) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

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“CFC” means an entity that is a controlled foreign corporation of the Parent under Section 957 of the Internal Revenue Code.

“Change of Control” means the occurrence of any of the following: (a) the Sponsor shall cease to own 51% the Voting Interests in the Parent; or (b) any Person or two or more Persons acting in concert other than the Sponsor shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 45% or more of the combined voting power of all Voting Interests of the Parent; or (c) during any period of up to 24 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent; or (d) any Person or two or more Persons acting in concert other than the Sponsor shall have acquired, by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent; or (e) the Parent shall cease to own 100% of the Equity Interests in the Borrower.

“Co-Documentation Agents” has the meaning specified in the Preliminary Statements.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, the Foreign Collateral Documents, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term B-1 Commitment, a Term B-2 Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Companies” has the meaning specified in the Preliminary Statements.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Companies (taken as a whole) other than an effect resulting from (i) any change generally applicable

Pregis Credit Agreement

to participants in any market in which the Companies conduct business, or the national or international economy, except to the extent such changes have a materially disproportionate impact on the Companies (taken as a whole), (ii) earthquakes, acts of war (whether or not declared), sabotage or terrorism, military actions or escalation thereof, or (iii) any changes in the applicable laws, regulations or accounting rules or interpretation thereof.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or net loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (a) the net income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof; (b) solely for purposes of Section 5.02(g), the net income of any Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equityholders, except to the extent that such net income is actually paid in cash to the Borrower or its Subsidiaries; (c) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded; (d) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP in connection with the Acquisition (including, without limitation, the total amount of depreciation and amortization, cost of sales and other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments) will be disregarded; (e) costs and expenses incurred by the Borrower or any of its Subsidiaries during any period in connection with the consummation of any Exchange Offer will be disregarded; (f) any non-cash compensation charge, including any such charge arising from the grant of or issuance of stock, stock options or other equity based awards, will be disregarded; (g) any net after-tax extraordinary gains or losses (including, without limitation, severance, relocation, transition and other restructuring costs) will be disregarded; (h) any non-cash, unrealized foreign currency conversion gains and losses will be disregarded; (i) any non-cash, unrealized gains and losses resulting from hedging transactions will be disregarded; and (j) any impairment charge or asset write-off

Pregis Credit Agreement

pursuant to Financial Accounting Standards Board Statements Nos. 142 and No. 144 and the amortization of intangibles arising pursuant to Financial Accounting Standards Board No. 141 will be excluded.

“Continuing Directors” means the directors of the Parent on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of then Continuing Directors.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“CS” has the meaning specified in the recital of parties to this Agreement.

“Cure Amount” has the meaning specified in Section 5.04(c).

“Cure Right” has the meaning specified in Section 5.04(c).

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, excluding the current portion of deferred income taxes.

“Current Liabilities” of any Person means all items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person, excluding the current portion of long-term debt, excluding the current portion of deferred income taxes.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, in each case to the extent such payment is or may be required to be made prior to the date that is one year after the Termination Date in respect of the Term B Facilities, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person

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secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. The term “Debt” shall not include any obligation to make the working capital adjustment pursuant to Section 2.4(b) of the Acquisition Agreement.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (i) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date and (ii) all Synthetic Debt of such Person at such date.

“Declining Revolving Credit Lender” has the meaning specified in Section 2.05(c).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or the Issuing Bank pursuant to Section 7.05 to reimburse such Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

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“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Distribution Agreement” means the distribution agreement dated as of the date hereof between the Seller and Pactiv (UK) Limited.

“Dollar” and “$” each means lawful currency of the United States of America.

“Dollar Revolving Credit Advance” has the meaning specified in Section 2.01(c).

“Dollar Revolving Credit Borrowing” means a borrowing consisting of simultaneous Dollar Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, the sum (without duplication), determined on a Consolidated basis, of (a) Consolidated Net Income, (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) costs and expenses incurred in connection with (i) the Transaction, (ii) acquisitions consummated during such Period in compliance with Section 5.02(f) and (iii) issuances of Equity Interests permitted by the terms of the Loan Documents, (g) other non-cash items reducing Consolidated Net Income that do not represent a reserve against a future cash charge, (h) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Sponsor (or any accruals related to such fees and related expenses) during such period in accordance with the Management Agreement and (i) unusual and non-recurring charges (including, without limitation, expenses in connection with actual and proposed acquisitions, equity offerings, issuances and retirements of Debt and divestitures of assets, whether or not any such acquisition, equity offering, issuance or retirement or divestiture is actually consummated during such period) that do not exceed, in the aggregate, 5% of EBITDA for such period (as determined prior to giving effect to any amount added to Consolidated Net Income in calculating EBITDA for such period pursuant to this clause (i)), provided that with respect to each unusual or non-recurring charge, the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such charge and stating that such charge is an unusual and non-recurring charge of the type referred to in this clause (i), in each case under clauses (a) through (i) only to the extent such item was deducted in arriving at Consolidated Net Income for such period minus (i) non-cash items increasing net income

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for such period, in each case with respect to clauses (a) through (i), of the Borrower and its Subsidiaries, determined in accordance with GAAP; provided that (1) the EBITDA (and adjustments thereto as set forth above) of any Person, or attributable to any assets, acquired by the Parent or the Borrower or any of their respective Subsidiaries during such Measurement Period shall be included on a pro forma basis (as though such acquisition and the assumption of any Indebtedness in connection therewith occurred on the first day of such Measurement Period) and (2) the EBITDA (and adjustments thereto as set forth above) of any Person, or attributable to any division or similar business unit, disposed of by the Parent, the Borrower or any of their respective Subsidiaries during such Measurement Period will be excluded on a pro forma basis (as though the consummation of such disposition has occurred on the first day of such Measurement Period), in each case, as determined in good faith by the Chief Financial Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an asset acquisition, asset disposition, discontinued operation or operational change may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition or other similar transaction that would be (A) includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or (B) not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12 month period following the consummation thereof and are estimated on a good faith basis by the Borrower as set forth in a certificate of an officer of the Borrower; provided further that for each Measurement Period ended on or after March 31, 2005 but prior to the Effective Date, EBITDA shall be calculated reflecting the Agreed Adjustments, in four equal parts over the course of such Measurement Period, one-fourth of such Agreed Adjustments in each fiscal quarter comprising such Measurement Period. For purposes of determining EBITDA under this Agreement for any period that includes any of the fiscal quarters ending September 30, 2004, December 31, 2004, March 31, 2005 and June 30, 2005, EBITDA for such fiscal quarter shall be deemed to be $24,009,000, $23,007,000, $17,366,000 and $20,022,000, respectively.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) in the case of an assignment under a Term Facility (or in connection with an offer to participate in any Incremental Term Facility pursuant to Section 2.17), (i) a Lender Party; (ii) an Affiliate of a Lender Party; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by the Administrative Agent, (b) in the case of an assignment under the Revolving Credit Facility, (i) a Revolving Credit Lender; and (ii) any other Person (other than an individual) approved by the Administrative Agent, the Swing Line Bank, the Issuing Bank and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed) and (c) in the case of an assignment under the Letter of Credit Facility, a Person that is an Eligible Assignee under clause (b) of this definition and is approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

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“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or administrative law judge opinion relating to pollution or protection of the environment, worker health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning specified in the Preliminary Statements.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Investors” means the Sponsor and the other Persons listed on Schedule 4.01(a) hereto.

“Equivalent” in Dollars of any Foreign Currency on any date, means the amount of Dollars which could be exchanged with the amount of the Foreign Currency involved in such computation at (a) the spot exchange rate as set forth at approximately 11:00 A.M. (London time) on the Bloomberg Key Cross Currency Rates Page on the date one Business Day prior to any such determination or (b) if the provisions of the foregoing clause (a) are not applicable, the “official” exchange rate (if applicable) or the spot exchange rate for such Foreign Currency in question calculated by the Administrative Agent (each such exchange rate described in the preceding clauses (a) and (b), the “Spot Exchange Rate”).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 (b) or (c) of the Internal Revenue Code and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Euro” and “€” each means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Euro Revolving Credit Advance” has the meaning specified in Section 2.01(d).

“Euro Revolving Credit Borrowing” means a borrowing consisting of simultaneous Euro Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

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“Eurocurrency Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing

(a) the rate per annum (i) with respect to Advances denominated in Dollars or Pounds Sterling, determined by the Administrative Agent at approximately 11:00 A.M. London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars or Pounds Sterling (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) and (ii) with respect to Advances denominated in Euros, determined by the Administrative Agent at approximately 11:00 A.M. London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Euros, in each case, at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurocurrency Rate” shall mean, for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing, the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in the applicable currency are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period) by

(b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period

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under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period,

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower and its Subsidiaries for such period plus

(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated Net Income plus

(iii) if there was a net increase in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

(v) the aggregate amount of loans and advances to employees repaid in cash during such period plus

(vi) any extraordinary gain realized in cash during such period (whether or not accrued in such period) and excluded from Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) plus

(ii) if there was a net decrease in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

(iii) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

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(iv) any extraordinary loss or charge realized in cash during such period (whether or not accrued in such period) and excluded from Consolidated Net Income plus

(v) the aggregate amount of Capital Expenditures of the Borrower paid in cash during such period solely to the extent permitted by this Agreement plus

(vi) the aggregate amount of all regularly scheduled principal payments of Funded Debt made during such period (other than as a result of the receipt of Net Cash Proceeds pursuant to Section 2.06(b)) plus

(vii) the aggregate amount of Investments permitted by Section 5.02(f)(vii), (viii) or (ix) made by the Borrower in cash during such period plus

(viii) the aggregate amount of loans and advances to employees permitted by Section 5.02(f)(ii) made by the Borrower in cash during such period plus

(ix) the aggregate amount of dividends paid by the Borrower in cash during such period in connection with repurchases of stock of the Parent from employees permitted by Section 5.02(g)(ii)(C) plus

(x) the aggregate amount of dividends paid by the Borrower in cash during such period permitted by Section 5.02(g)(ii)(A), (B) and (D) plus

(xi) the aggregate principal amount of all commitment reductions in the Revolving Credit Facility made during such period or, if less, the amount of mandatory prepayments of the Revolving Credit Facility pursuant to Section 2.06(b)(iv) resulting from such commitment reductions plus

(xii) the aggregate principal amount of all mandatory prepayments of the Term Facilities made during such period pursuant to Section 2.06(b)(ii) in respect of Net Cash Proceeds of the type described in clause (a) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated net income (or loss) for such period.

“Exchange Offer” means the exchange offer in respect of the Floating Rate Notes contemplated by the Floating Rate Indenture and the exchange offer in respect of the Senior Subordinated Notes contemplated by the Senior Subordinated Notes Indenture.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date.

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“Existing Termination Date” has the meaning specified in Section 2.05(c).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.05(c).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.05(c).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person that constitutes proceeds of insurance or condemnation awards (and payments in lieu thereof).

“Facility” means the Term B-1 Facility, the Term B-2 Facility, any Incremental Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated June 22, 2005 among the Borrower, CS, LBI and LCPI, as amended.

“Fee Mortgages” has the meaning specified in Section 3.01(a)(iii).

“Financial Performance Covenants” means the covenants set forth in Section 5.04.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Floating Rate Indenture” means the Indenture dated October 12, 2005 between the Borrower, the Parent, certain of the Subsidiary Guarantors parties thereto, The Bank of New York, as Trustee, registrar and paying agent and RSM Robson Rhodes LLP, as Irish paying agent, as amended to the extent permitted under the Loan Documents.

“Floating Rate Notes” means the €100,000,000 Senior Second Secured Floating Rate Notes issued by the Borrower pursuant to the Floating Rate Indenture, as amended to the extent permitted under the Loan Documents.

“Foreign Benefit Arrangement” has the meaning specified in Section 4.01(q)(vi).

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“Foreign Collateral Documents” means the pledge agreement or similar document effecting the pledge of the stock of Pregis (Luxembourg) Holding Sarl to the Collateral Agent and all related documents necessary or, in the reasonable judgment of the Administrative Agent, desirable under Luxembourg law to effect such pledge.

“Foreign Currency” means a currency other than Dollars.

“Foreign Currency Revolving Credit Advance” means a Euro Revolving Credit Advance or a Pounds Sterling Revolving Credit Advance.

“Foreign Currency Revolving Credit Borrowing” means a Euro Revolving Credit Borrowing or a Pounds Sterling Revolving Credit Borrowing.

“Foreign Plan” has the meaning specified in Section 4.01(p)(vi).

“Foreign Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction other than any state of the United States of America or the District of Columbia.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” of any Person means Debt in respect of the Advances, in the case of the Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business),

Pregis Credit Agreement

co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, toxic mold, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Person that at the time it enters into any Hedge Agreement with a Loan Party is an Arranger, a Lender Party or an Affiliate of the foregoing, in its capacity as a party to a Secured Hedge Agreement.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Increasing Revolving Credit Lender” has the meaning specified in Section 2.05(c).

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“Incremental Lender” means an Increasing Lender or an Assuming Lender pursuant to Section 2.17.

“Incremental Term Commitment” has the meaning specified in Section 2.17(a).

“Incremental Term Facility” has the meaning specified in Section 2.17(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated September 2005 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means the initial Borrowing of Term Advances on the Effective Date.

“Initial Issuing Bank” means the bank listed on the signature pages hereof as the Initial Issuing Bank.

“Initial Lender Parties” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Initial Swing Line Bank” means the bank listed on the signature pages hereof as the Initial Swing Line Bank.

“Insignificant Foreign Subsidiary” means a Foreign Subsidiary (a) the total assets, revenues and Consolidated Net Income of which (as of the end and for the 12-month period most recently ended), together with the total assets, revenues and Consolidated Net Income, respectively, of all other Foreign Subsidiaries that have been subject to a proceeding or otherwise taken action of the type described in Section 6.01(f) (determined for this purpose as of the end and for the 12-month period most recently ended prior to the commencement of such proceeding or other action), do not exceed 2.5% of the total assets, revenues and Consolidated Net Income of the Borrower and its Subsidiaries as of the end and for the fiscal year most recently ended, (b) the termination of the business and existence of which (i) will not have a material adverse effect on any other business of the Borrower and its other Subsidiaries and (ii) is determined by the board of directors of the Borrower to be in the best interests of the Borrower, and (c) none of the material liabilities of which will, by reason of such proceeding or other action, become liabilities of the Borrower or any of its other Subsidiaries.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

Pregis Credit Agreement

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercreditor Agreement” means the intercreditor agreement among the Administrative Agent, the Collateral Agent and the Trustee for the holders of the Floating Rate Notes, acknowledged and agreed to by Holdings, the Borrower and each Subsidiary Guarantor, in substantially the form of Exhibit J hereto.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) cash interest paid or payable on all Debt for Borrowed Money, in each case, of or by the Borrower and its Subsidiaries for or during such Measurement Period.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or, if available to all Appropriate Lenders, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (Local time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurocurrency Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurocurrency Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the

Pregis Credit Agreement

calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

provided further that in the case of a proposed Interest Period having a duration of nine or twelve months, the Borrower must provide notice of such proposed Interest Period to the Administrative Agent not later than 12:00 P.M. (Local time) on the fourth Business Day prior to the first day of such proposed Interest Period, and the Administrative Agent shall determine and shall notify the Borrower as to whether such proposed Interest Period has been agreed to by all the Appropriate Lenders by 12:00 P.M. on the third Business Day prior to the first day of such proposed Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means all Inventory referred to in Section 1 of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, net of any returns of principal actually received in cash in respect of any such Investment, without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. To the extent that any Investment is made with assets other than cash, the amount of the Investment shall be based on the fair market value of such assets at the time of the Investment.

“Issuing Bank” means the Initial Issuing Bank and any one or more Eligible Assignees to which all or any portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Lake Forest Lease Agreement” means the lease agreement dated as of the date hereof between the Seller and the Borrower as successor to GPP Holding II Corporation.

“LBI” has the meaning specified in the recital of parties to this Agreement.

Pregis Credit Agreement

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(e)(ii).

“LCPI” means Lehman Commercial Paper Inc.

“Lead Arrangers” means each of CS and LBI.

“Leasehold Mortgages” has the meaning specified in Section 5.01(r).

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into one or more Assignment and Acceptances, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(g).

“Leverage Ratio” means, at any date of determination, the ratio of Total Net Debt of the Borrower and its Subsidiaries at such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“License Agreement” means the license agreement in respect of patents and know-how dated as of the date hereof between the Seller and Holdings.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

Pregis Credit Agreement

“Loan Documents” means (a) for all purposes, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Letter of Credit Agreement and (vii) the Intercreditor Agreement, in each case as amended and (b) solely for purposes of the Collateral Documents and the Guaranties, the Secured Hedge Agreements, as amended.

“Loan Parties” means the Borrower and the Guarantors.

“Local time” means (a) in the case of Advances and Letters of Credit denominated in Dollars, New York City time, (b) in the case of Advances and Letters of Credit denominated in Euros and Pounds Sterling, London time and (c) in the case of Advances and Letters of Credit (if any) denominated in any other currency, the local time of the domicile of such currency.

“Management Agreement” means the Management Agreement dated as of October 12, 2005, between the Parent and the Sponsor, as amended to the extent permitted under the Loan Documents.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Transaction Document or (c) the ability of the Loan Parties, taken as a whole, to perform their respective Obligations under any Transaction Document to which any Loan Party is or is to be a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party for which breach, nonperformance, termination, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Measurement Period” means each period of four consecutive fiscal quarters of the Parent.

“Mortgage Policies” has the meaning specified in Section 3.01(a)(iii)(B).

“Mortgages” means, collectively, the Fee Mortgages and the Leasehold Mortgages.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

Pregis Credit Agreement

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Internal Revenue Code or Section 302 of ERISA that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and employees of at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means (a) with respect to any sale, lease, transfer or other disposition of any asset of the Parent or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to any of clauses (i) through (xi) of Section 5.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or its Subsidiaries (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges and transfer taxes), and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith; provided, however, that (1) Net Cash Proceeds shall not include any such amounts to the extent that such amounts are reinvested in capital assets used or useful in the business of the Borrower and its Subsidiaries or in acquisitions permitted to be made pursuant to Section 5.02(f)(vii) within 360 days after the date of receipt thereof (or, if within such 360-day period the Borrower or such Subsidiary has entered into a binding agreement to make such reinvestment, within 180 days after the date of such agreement), provided, further that such amounts received by or in respect of assets of a Loan Party shall be reinvested in capital assets of a Loan Party or in the acquisition of an entity that becomes a Loan Party and (2) if any such amounts are not reinvested within the period of time required by clause (1), such amounts shall be deemed to constitute Net Cash Proceeds received at such time and shall be subject to the provisions of Section 2.06(b)(ii);

(b) with respect the incurrence of issuance of any Debt by the Parent or any of its Subsidiaries (other than Debt incurred or issued pursuant to any of clauses (i) through (x) or (xii) through (xv) of Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses (including, without

Pregis Credit Agreement

limitation, attorneys’ fees, accountants’ fees and investment banking fees) incurred by the Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c) with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution from any Person other than the Equity Investors) by any Person, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses (including, without limitation, attorneys’ fees, accountants’ fees and investment banking fees) incurred by the Parent or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include (A) any funds received in connection with the exercise of stock options granted to employees or directors of the Parent or any of its Subsidiaries, (B) any funds received in connection with the issuance of Equity Interests by the Parent to the Equity Investors or (C) any funds received in connection with the issuance of Permitted Cure Securities; and

(d) with respect to any Extraordinary Receipt that is not otherwise included in clauses (a), (b) or (c) above, the excess of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by the asset with respect to which the Extraordinary Receipt is received and required to be prepaid with the proceeds of such Extraordinary Receipt, (B) the out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or its Subsidiaries (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges and transfer taxes) and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith; provided, however, that (1) Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in capital assets used or useful in the business of the Borrower and its Subsidiaries or in acquisitions permitted to be made pursuant to Section 5.02(f)(vii) within 360 days after the date of receipt thereof (or, if within such 360-day period the Borrower or such Subsidiary has entered into a binding agreement to make such reinvestment, within 180 days after the date of such agreement); provided, further that any Extraordinary Receipts received in respect of assets of a Loan Party shall be reinvested in capital assets of a Loan Party or in the acquisition of an entity that becomes a Loan Party and (2) such amounts shall be deemed to constitute Net Cash Proceeds received at such time and shall be subject to the provisions of Section 2.06(b)(ii).

“New York Courts” has the meaning specified in Section 9.13(a).

“Non-Competition Agreement” means the non-competition agreement dated as of the date hereof between Holdings and the Seller.

Pregis Credit Agreement

“Non-Consenting Lender” has the meaning specified in Section 9.01.

“Note” means a Term B-1 Note, a Term B-2 Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(g).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(g).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Open Year” has the meaning specified in Section 4.01(s)(iii).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Cure Security” means (a) a common equity security of the Borrower, (b) any other equity security of Borrower having no mandatory redemption, repurchase or similar requirements prior to the date that is 180 days after the Termination Date in

Pregis Credit Agreement

respect of the Term B Facilities, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security or (c) a common equity security of the Parent or any other equity security of the Parent that satisfies the requirements of clause (b) of this definition, in each case to the extent that the proceeds thereof are contributed to the Borrower in exchange for Permitted Cure Securities of the Borrower.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days unless being contested in good faith by appropriate actions and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that were not incurred in connection with and do not secure Debt and which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or the use of the property encumbered thereby for its intended purpose; (f) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of a transaction permitted hereunder; (g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business and otherwise permitted hereunder; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or the use of the property encumbered thereby for its intended purpose; (j) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; (k) Liens securing judgments (or the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments; and (l) Permitted Encumbrances.

Pregis Credit Agreement

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Post-Petition Interest” has the meaning specified in Section 8.06.

“Pounds Sterling” and “£” each means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Pounds Sterling Revolving Credit Advance” has the meaning specified in Section 2.01(e).

“Pounds Sterling Revolving Credit Borrowing” means a borrowing consisting of simultaneous Pounds Sterling Revolving Credit Advances of the same type made by the Revolving Credit Lenders.

“Pounds Sterling Sublimit” has the meaning specified in Section 2.01(e).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prepayment Date” means with respect to any cash receipts from a transaction described in clause (a), (b), (c) or (d) of the definition of “Net Cash Proceeds,” the third Business Day following the date of the receipt of such Net Cash Proceeds by the Parent or any of its Subsidiaries or, if any cash receipts from a transaction described in clause (a) or (d) of the definition of “Net Cash Proceeds” are not deemed to be Net Cash Proceeds pursuant to the last proviso of such clause and are not reinvested in the business of the Borrower and its Subsidiaries within 360 days after the date of receipt thereof, the date that is 360 days following the date of receipt of such cash receipts (or, if within such 360-day period the Borrower or such Subsidiary has entered into a binding agreement to make such reinvestment, the date that is 180 days after the date of such agreement).

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

Pregis Credit Agreement

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Purchase Agreement, the Side Letters, the Management Agreement, the Floating Rate Indenture, the Subordinated Debt Documents, any intercompany notes issued pursuant to Section 5.02(b)(v), the Trademark License Agreement, the Transition Services Agreement, the Lake Forest Lease Agreement, the Supply Agreement, the Distribution Agreement, the License Agreement and the Non-Competition Agreement, in each case, as amended from time to time in accordance with Section 5.02(k).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount (based, in the case of the Term B-2 Advances, on the Equivalent in Dollars as of the date of this Agreement (which is €1.00 = $1.213)) of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Revolving Credit Advance” means a Dollar Revolving Credit Advance or a Foreign Currency Revolving Credit Advance.

“Revolving Credit Borrowing” means a Dollar Revolving Credit Borrowing or a Foreign Currency Revolving Credit Borrowing.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register

Pregis Credit Agreement

maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05, and any Extended Revolving Credit Commitment.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Seller” has the meaning specified in the Preliminary Statements.

“Senior Subordinated Indenture” means the Indenture dated October 12, 2005 between the Borrower, the Parent, certain of the Subsidiary Guarantors parties thereto and The Bank of New York, as Trustee, as amended to the extent permitted under the Loan Documents.

“Senior Subordinated Notes” means the $150,000,000 Senior Subordinated Notes to be issued by the Borrower pursuant to the Senior Subordinated Indenture, as amended to the extent permitted under the Loan Documents.

“Side Letters” means each of the letter agreements dated as of June 23, 2005 between Holdings and the Seller concerning (a) United Kingdom pension schemes, (b) Free Flow Packaging International, (c) The Dow Chemical Company and (d) the Agreed Adjustments.

Pregis Credit Agreement

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code or Section 302 of ERISA that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Obligations” means Obligations consisting of (a) the principal and interest on the Advances and (b) reimbursement obligations (including contingent reimbursement obligations) in respect of Letters of Credit.

“Sponsor” has the meaning specified in the Preliminary Statements.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subordinated Debt” means the Senior Subordinated Notes and any other Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on, and that otherwise contains, terms and conditions no less favorable to the Loan Parties and their Subsidiaries and the Lender Parties than the terms of the Senior Subordinated Notes and that has no amortization and does not mature prior to the date that is six months after the Termination Date in respect of the Term B Facilities.

“Subordinated Debt Documents” means the Senior Subordinated Indenture and all other agreements, indentures and instruments pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the

Pregis Credit Agreement

issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and immediately after giving effect to the Initial Extension of Credit.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(f) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(f) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Acceptance, set forth for such Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Swing Line Bank’s “Swing Line Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

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“Swing Line Facility” means, at any time, an amount equal to the amount of the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer payment system is open for the settlement of payments in Euros.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advance” means a Term B-1 Advance or a Term B-2 Advance.

“Term B Advance” means a Term B-1 Advance or a Term B-2 Advance.

“Term B Facilities” means the Term B-1 Facility and the Term B-2 Facility.

“Term B Percentage” means, with respect to any Term Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term B Loan (calculated in the case of any Term B-2 Lender based on the Equivalent in Dollars of Euros determined as of the date of this Agreement (which is €1.00 = $1.213)) owed to such Lender at such time and the denominator of which is the aggregate principal amount of the Term B Advances (calculated in the case of any Term B-2 Lender based on the Equivalent in Dollars determined as of the date of this Agreement) owed to all Term Lenders at such time.

“Term B-1 Advance” has the meaning specified in Section 2.01(a).

“Term B-1 Borrowing” means a borrowing consisting of simultaneous Term B-1 Advances of the same Type made by the Term B-1 Lenders.

“Term B-1 Commitment” means, with respect to any Term B-1 Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B-1 Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term B-1 Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term B-1 Facility” means, at any time, the aggregate amount of the Term B-1 Lenders’ Term B-1 Commitments at such time.

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“Term B-1 Lender” means any Lender that has a Term B-1 Commitment.

“Term B-1 Note” means a promissory note of the Borrower payable to the order of any Term B-1 Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B-1 Advance made by such Lender, as amended.

“Term B-2 Advance” has the meaning specified in Section 2.01(b).

“Term B-2 Borrowing” means a borrowing consisting of simultaneous Term B-2 Advances of the same Type made by the Term B-2 Lenders.

“Term B-2 Commitment” means, with respect to any Term B-2 Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term B-2 Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term B-2 Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term B-2 Facility” means, at any time, the aggregate amount of the Term B-2 Lenders’ Term B-2 Commitments at such time.

“Term B-2 Lender” means any Lender that has a Term B-2 Commitment.

“Term B-2 Note” means a promissory note of the Borrower payable to the order of any Term B-2 Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B-2 Advance made by such Lender, as amended.

“Term Commitment” means a Term B-1 Commitment, a Term B-2 Commitment or a Commitment in respect of any Incremental Term Facility.

“Term Facilities” means the Term B-1 Facility and the Term B-2 Facility and any Incremental Term Facility.

“Term Lender” means a Term B-1 Lender, a Term B-2 Lender or an Incremental Lender.

“Termination Date” means (a) in respect of the Term B Facilities, the earlier of the seventh anniversary of the Effective Date and the date the Term B Advances are declared due and payable pursuant to Section 6.01 and (b) in respect of the Revolving Credit Facility, the earlier of the sixth anniversary of the Effective Date (as such date may be extended pursuant to Section 2.05(c)) and the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Swing Line Commitment pursuant to Section 2.05 or 6.01.

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“Total Net Debt” means, as of any date of determination, an amount equal to the difference between (a) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as of such date and (b) the unrestricted cash and Cash Equivalents (determined in accordance with GAAP) of the Borrower and its Subsidiaries on such date to the extent (i) such cash and Cash Equivalents are held in a deposit or securities account subject to a deposit or securities account control agreement effective to create a legal, valid and enforceable first-priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) the aggregate amount of such unrestricted cash and Cash Equivalents (determined in accordance with GAAP) of the Borrower and its Subsidiaries on such date exceeds $5,000,000.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory, the conditions to drawing under which include the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected lien on or security interest in such Inventory, bills of lading, invoices and related documents in favor of the Issuing Bank.

“Trademark License Agreement” means the intellectual property license agreement dated as of the date hereof between the Seller and Pregis Innovative Packaging Inc., a Delaware corporation (formerly known as Pactive Protective Packaging Inc.).

“Transaction” means the Acquisition and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Transition Services Agreement” means the transition services agreement dated as of the date hereof between Holdings and the Seller.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurocurrency Rate.

“Unaudited Statements” has the meaning specified in Section 3.01(a)(xi).

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the following: (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount (based on the Equivalent in Dollars at such time in the case of amounts denominated in any Foreign Currency) of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount (based on the Equivalent in Dollars at such time in the case of amounts denominated in any Foreign Currency) of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances (based on the Equivalent in Dollars at such time in the case of amounts denominated in any Foreign Currency) made by the

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Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(f) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(h) (“GAAP”); provided that if at any time any Accounting Change would affect the computation of the financial covenants set forth in Section 5.04, and any of the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lender Parties and the Borrower shall negotiate in good faith to amend such financial covenants to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such financial covenants shall continue to be computed in the manner computed prior to such Accounting Change and (ii) the Borrower shall provide to the Administrative Agent and the Lender Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial covenants made before and after giving effect to such Accounting Change.

SECTION 1.04. Currency Equivalents Generally; Judgment Currency. Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in Dollars shall also include the Equivalent of such amount in any currency other than Dollars. Furthermore:

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(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be equal to Equivalent on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be equal to the Equivalent on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender Party or Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender Party or Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender Party or Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender Party or Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party or Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender Party or Agent (as the case may be) in the applicable Primary Currency, such Lender Party or Agent (as the case may be) agrees to remit to the Borrower such excess.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Term B-1 Advances. Each Term B-1 Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B-1 Advance”) in Dollars to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term B-1 Commitment at such time. The Term B-1 Borrowing shall consist of Term B-1 Advances made simultaneously by the Term B-1 Lenders ratably according to their Term B-1 Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term B-1 Borrowings may be made as Base Rate Advances or Eurocurrency Rate Advances.

(b) The Term B-2 Advances. Each Term B-2 Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B-2 Advance”) in Euros to the Borrower on the Effective Date in an amount not to exceed such Lender’s Term B-2 Commitment at such time. The Term B-2 Borrowing shall consist of Term B-2 Advances made simultaneously by the Term B-2 Lenders ratably according to their Term B-2 Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B-2 Borrowings shall be made as Eurocurrency Rate Advances.

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(c) The Dollar Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Dollar Revolving Credit Advance”) in Dollars to the Borrower from time to time on any Business Day during the period from the Business Day immediately following the Effective Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time (based in respect of any amounts not denominated in Dollars on the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing). Each Dollar Revolving Credit Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Dollar Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c). Dollar Revolving Credit Borrowings may be made as Base Rate Advances or Eurocurrency Rate Advances.

(d) The Euro Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Euro Revolving Credit Advance”) in Euros to the Borrower from time to time on any Business Day during the period from the Business Day immediately following the Effective Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed the Equivalent in Euros of such Lender’s Unused Revolving Credit Commitment at such time (based in respect of any amounts not denominated in Dollars on the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing). Each Euro Revolving Credit Borrowing shall be in an aggregate amount of €300,000 or an integral multiple of €150,000 in excess thereof and shall consist of Euro Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(d), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d). Euro Revolving Credit Borrowings shall be made as Eurocurrency Rate Advances.

(e) The Pounds Sterling Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Pounds Sterling Revolving Credit Advance”) in Pounds Sterling to the Borrower from time to time on any Business Day during the period from the Business Day immediately following the Effective Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed (when taken together with all Letters of Credit, if any, denominated in Pounds Sterling) the Equivalent in Pounds Sterling of the lesser of (i) such Lender’s Unused Revolving Credit Commitment at such time (based in respect of any amounts not denominated in Dollars on the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) and (ii) $15,000,000 (the “Pounds Sterling Sublimit”). Each Pounds Sterling Revolving Credit Borrowing shall be in an aggregate amount of £500,000 or an integral multiple of £500,000 in excess thereof, and shall consist of Pounds Sterling Revolving Credit Advances made simultaneously by the Revolving Credit Lenders

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ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time and the Pounds Sterling Sublimit, the Borrower may borrow under this Section 2.01(e), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(e). Pounds Sterling Revolving Credit Borrowings shall be made as Eurocurrency Rate Advances.

(f) The Swing Line Advances. The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Business Day immediately following the Effective Date until the Termination Date in respect of the Revolving Credit Facility (i) in an aggregate amount not to exceed at any time outstanding the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(f), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(f). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(g) The Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (the “Letters of Credit”) in Dollars, Euros, Pounds Sterling or, if requested by the Borrower and consented to by the Issuing Bank in its sole discretion (which consent in any case shall be subject to the consent of the Revolving Credit Lenders), another Foreign Currency for the account of the Borrower or for the account of an Applicant Subsidiary with the Borrower as a co-applicant from time to time on any Business Day during the period from the Business Day immediately following the Effective Date until the date that is 30 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit (A) issued by any Issuing Bank not to exceed as of the date of any issuance of a Letter of Credit such Issuing Bank’s Letter of Credit Commitment at such time (based in respect of any amounts not denominated in Dollars on the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) and (B) not to exceed in the aggregate as of the date of any issuance of a Letter of Credit the aggregate Letter of Credit Commitments at such time, (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time (based in respect of any amounts not denominated in Dollars on the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) and (iii) for each such Letter of Credit denominated in Pounds Sterling, when taken together with all Revolving Credit Advances denominated in Pounds Sterling outstanding at such time, not to exceed the Pounds Sterling Sublimit; provided, however, that in no event shall (A) the aggregate Available Amount for all Standby Letters of Credit as of the date of any issuance of a Standby Letter of Credit exceed $10,000,000 or (B) the aggregate Available Amount for all Trade Letters of Credit as of the date

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of any issuance of a Trade Letter of Credit exceed $10,000,000; provided further that no Issuing Bank shall be obligated to issue a Trade Letter of Credit in any instance unless such Issuing Bank agrees to do so in such instance in its sole discretion. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 5 Business Days before the Termination Date in respect of the Revolving Credit Facility and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 5 Business Days before the Termination Date in respect of the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(g), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(g).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 12:00 P.M. Local time on (i) the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances (other than Eurocurrency Rate Advances for which the Borrower is requesting an interest period of nine or twelve months), (ii) the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances for which the Borrower requests an Interest Period of nine or twelve months’ duration, as provided in the definition of “Interest Period” or (iii) the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof (and, in the case of a request under clause (ii) above, the Administrative Agent shall inquire whether the requested Interest

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Period is acceptable to each Appropriate Lender and shall notify the Borrower (which notice may be by telephone) not later than 12:00 P.M. three Business Days before the requested date of such Borrowing whether or not the requested Interest Period has been consented to by all the Appropriate Lenders). Each such notice of a Borrowing (a “Notice of Borrowing”) may be by telephone or in writing or by telecopier, and, if by telephone, shall be confirmed immediately in writing or by telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (A) date of such Borrowing, (B) Facility under which such Borrowing is to be made, (C) Type of Advances comprising such Borrowing, (D) aggregate amount of such Borrowing, (E) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period for each such Advance and (F) in the case of a Borrowing consisting of Revolving Credit Advances, whether such Borrowing consists of Dollar Revolving Credit Advances or Euro Revolving Credit Advances or Pounds Sterling Revolving Credit Advances. Each Appropriate Lender shall, before 12:00 P.M. (Local time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) may be by telephone or in writing or by telecopier, and, if by telephone, shall be confirmed immediately in writing or by telecopier, specifying therein the requested (i) date of such Borrowing and (ii) amount of such Borrowing . The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Borrower at the Borrower’s Account, in same day funds.

(ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.02. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.

(iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed

Pregis Credit Agreement

to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

(iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the occurrence of continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02. No funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances for any Borrowing in Dollars if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10, (ii) the Borrower may not request a Euro Revolving Credit Advance in an amount less than €300,000, (iii) the Borrower may not request a Pounds Sterling Revolving Credit Advance in an amount less than £500,000 and (iv) Term B-1 Advances may not be outstanding as part of more than three separate Borrowings, the Term B-2 Advances may not be outstanding as part of more than three separate Borrowings and the Revolving Credit Advances may not be outstanding as part of more than five separate Borrowings.

(d) Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

Pregis Credit Agreement

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the higher of (A) interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars and (B) the cost of funds incurred by the Agent in the case of Advances denominated in Euros. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 P.M. (New York City time) on (i) the fifth Business Day (or such later day as the Issuing Bank may agree in its sole discretion) prior to the date of the proposed issuance of such Letter of Credit (other than Letters of Credit denominated in a currency other than Dollars, Euros or Pounds Sterling) and (ii) the sixth Business Day prior to the date of the proposed issuance in the case of a Letter of Credit for which the Borrower requests a currency other than Dollars, Euros or Pounds Sterling (in which case the Administrative Agent shall inquire and shall notify the Borrower as to whether such currency has been consented to by all the Revolving Credit Lenders), by the Borrower to the applicable Issuing Bank and the Administrative Agent. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) may be by telephone or in writing or by telecopier and, if by telephone, shall be confirmed immediately in writing or by telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) face amount and currency (which shall be either Dollar or Euros or Pounds Sterling (or another currency consented to by all Revolving Credit Lenders as set forth in clause (ii) above) of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall be a date not later than the fifth Business Day prior to the Termination Date in respect of the Revolving Credit Facility), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (y) it has not received notice of objection

Pregis Credit Agreement

to such issuance from the Administrative Agent or from Lenders holding at least a majority of the Revolving Credit Commitments, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. The Issuing Bank shall furnish (A) to the Administrative Agent on the last Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during such month and drawings during such month under all Letters of Credit; provided, that in the case of each month that is the last month of any fiscal quarter, the Issuing Bank shall provide such a written report on the date which is two weeks after the commencement of such month and again on the last Business Day of such month and (C) to the Administrative Agent and each Revolving Credit Lender on the last Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during such calendar quarter of all Letters of Credit.

(c) Participations in Letters of Credit. Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(e) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(e) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day. Payments by Revolving Credit Lenders under this Section 2.03(c) shall be made in the same currency as that of the applicable Letter of Credit, unless the Issuing Bank or the Administrative Agent shall have requested reimbursement thereof in the Equivalent in Dollars of such amount.

Pregis Credit Agreement

(d) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be (i) a Base Rate Advance in the amount of such draft in the case of a Letter of Credit denominated in Dollars and (ii) a Eurocurrency Advance with an Interest Period of one month in the amount of such draft in the case of a Letter of Credit denominated in Euros, Pounds Sterling or, if applicable, any other currency.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04. Repayment of Advances. (a) Term B-1 Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B-1 Lenders the aggregate outstanding principal amount of the Term B-1 Advances on the following dates (or, if any such date is not a Business Day, the immediately preceding Business Day) in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
December 31, 2005	$220,000
March 31, 2006	$220,000
June 30, 2006	$220,000
September 30, 2006	$220,000
December 31, 2006	$220,000
March 31, 2007	$220,000
June 30, 2007	$220,000
September 30, 2007	$220,000
December 31, 2007	$220,000
March 31, 2008	$220,000
June 30, 2008	$220,000
September 30, 2008	$220,000
December 31, 2008	$220,000
March 31, 2009	$220,000
June 30, 2009	$220,000
September 30, 2009	$220,000
December 31, 2009	$220,000
March 31, 2010	$220,000
June 30, 2010	$220,000
September 30, 2010	$220,000
December 31, 2010	$220,000
March 31, 2011	$220,000
June 30, 2011	$220,000
September 30, 2011	$220,000
December 31, 2011	$20,680,000
March 31, 2012	$20,680,000
June 30, 2012	$20,680,000
Termination Date in respect of Term B Facilities	$20,680,000

Pregis Credit Agreement

provided, however, that the final principal installment shall be repaid on the Termination Date (or, if such date is not a Business Day, the immediately preceding Business Day) in respect of the Term B Facilities and in any event shall be in an amount equal to the aggregate principal amount of the Term B-1 Advances outstanding on such date.

(b) Term B-2 Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B-2 Lenders the aggregate outstanding principal amount of the Term B-2 Advances on the following dates (or, if such date is not a Business Day, the immediately preceding Business Day) in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
December 31, 2005	€170,000
March 31, 2006	€170,000
June 30, 2006	€170,000
September 30, 2006	€170,000
December 31, 2006	€170,000
March 31, 2007	€170,000
June 30, 2007	€170,000
September 30, 2007	€170,000
December 31, 2007	€170,000
March 31, 2008	€170,000
June 30, 2008	€170,000
September 30, 2008	€170,000
December 31, 2008	€170,000
March 31, 2009	€170,000
June 30, 2009	€170,000
September 30, 2009	€170,000
December 31, 2009	€170,000
March 31, 2010	€170,000
June 30, 2010	€170,000
September 30, 2010	€170,000
December 31, 2010	€170,000
March 31, 2011	€170,000
June 30, 2011	€170,000
September 30, 2011	€170,000
December 31, 2011	€15,980,000
March 31, 2012	€15,980,000
June 30, 2012	€15,980,000
Termination Date in respect of Term B Facilities	€15,980,000

Pregis Credit Agreement

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term B Facilities and in any event shall be in an amount equal to the aggregate principal amount of the Term B-2 Advances outstanding on such date.

(c) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

(d) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the Termination Date in respect of the Revolving Credit Facility.

(e) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of (A) (1) in the case of a Letter of Credit Advance denominated in Dollars, (x) the date of such Letter of Credit Advance, if the Borrower receives notice of such drawing by 11:00 A.M. (New York City time) on the date of such Letter of Credit Advance or (y) the next Business day, if the Borrower receives notice of such drawing after 11:00 A.M. (New York City time) on the date of such Letter of Credit Advance and (2) in the case of a Letter of Credit Advance denominated in a currency other than Dollars, promptly but in no event later than the second Business Day after such Letter of Credit Advance is made and (B) the Termination Date in respect of the Revolving Credit Facility the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Issuing Bank of any draft or the reimbursement by the Borrower thereof):

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

Pregis Credit Agreement

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.05. Termination, Reduction or Extension of the Commitments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $500,000 or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(c) Extension of Revolving Credit Commitment Termination Date. Notwithstanding anything herein to the contrary, the Borrower may by written notice to Administrative Agent and the Syndication Agent (a “Request for Extension”), at least ten Business Days prior to the Termination Date in respect of the Revolving Credit Facility, request an extension to the existing Termination Date in respect of the Revolving Credit Facility; provided such extension shall in any event not be later than the Termination Date in respect of

Pregis Credit Agreement

the Term B Facilities. Such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee to whom the Borrower proposes any portion of such extended Revolving Credit Commitments to be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the extended revolving credit commitments (the “Extended Revolving Credit Commitments”) may elect or decline, in its sole discretion, to provide such Extended Revolving Credit Commitment. The terms and provisions of the extended Revolving Credit Facility shall be identical to the Revolving Credit Facility. On the original Termination Date in respect of the Revolving Credit Facility, subject to the satisfaction of the foregoing terms and conditions and to compliance with this Section 2.05(c), (a) the Termination Date in respect of the Revolving Credit Facility shall, with respect to each Lender that has agreed in writing to extend its Revolving Credit Commitment (each, an “Extending Revolving Credit Lender”), be extended to the earliest of (i) the date set forth in the Request for Extension as being the requested extended Termination Date, (ii) the seventh anniversary of the Effective Date and (iii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01, (b) each of the Revolving Credit Lenders that has not elected to extend its Revolving Credit Commitment (each, a “Declining Revolving Credit Lender”) shall either (i) assign to the Eligible Assignees that have agreed to provide an Extended Revolving Credit Commitment (each, a “New Revolving Credit Lender”) or to Extending Revolving Credit Lenders that have agreed to increase their Revolving Credit Commitments (each, an “Increasing Revolving Credit Lender”), and each of such New Revolving Credit Lenders and Increasing Revolving Credit Lenders shall purchase from each of the Declining Revolving Credit Lenders, in accordance with the terms of Section 9.07, at the principal amount thereof (together with accrued interest, fees and expenses), on a pro rata basis across all such Declining Revolving Credit Lenders and all such New Revolving Credit Lenders and Increasing Revolving Credit Lenders, such interests in the Revolving Credit Commitments and Revolving Credit Advances outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Advances and Revolving Credit Commitments will be held by Extending Revolving Credit Lenders, New Revolving Credit Lenders and Increasing Revolving Credit Lenders ratably in accordance with their Extended Revolving Credit Commitments or (ii) to the extent that the aggregate Revolving Credit Commitments exceed the aggregate amount of the Extended Revolving Credit Commitments, be repaid on the Termination Date in respect of the Revolving Credit Facility prior to giving effect to any extension under this Section 2.05(c) (the “Existing Termination Date”) all principal, interest, fees and expenses owing to such Lender in respect of Revolving Credit Advances, and the Revolving Credit Commitment of such Declining Revolving Credit Lender shall automatically terminate on the Existing Termination Date, (c) each Extended Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Advance made thereunder shall be deemed, for all purposes, a Revolving Credit Advance and (d) each New Revolving Credit Lender shall, by its execution of an Assignment and Acceptance or an assumption agreement in form and substance satisfactory to the Administrative Agent, become a Lender with respect to the Extended Revolving Credit Commitment. It is understood and agreed that (a) any extension of the Revolving Credit Commitments pursuant to this Section (i) shall not constitute an extension of the Letter of Credit Commitment of any Issuing Bank unless such Issuing Bank shall so agree in its sole discretion and (ii) shall not constitute an extension of the Swing Line Commitment unless the Swing Line Bank shall so agree in its sole discretion and (b) no Issuing Bank or Swing Line Bank shall be under any obligation to extend its Letter of Credit Commitment or Swing Line Commitment, as applicable.

Pregis Credit Agreement

SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurocurrency Rate Advances, in each case given before 12:00 P.M. (Local time) to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) no such prepayment of a Eurocurrency Rate Advance shall be made other than on the last day of an Interest Period therefor. Each such prepayment of any Term Advances shall be applied ratably to the Term B-1 Facility and the Term B-2 Facility (and, if required by the terms of any Incremental Facility, such Incremental Facility) in accordance with each Lender’s Term B Percentage (as amended pursuant to Section 2.17(a) to give effect to any Incremental Facility), to the installments thereof first in order of maturity with respect to scheduled amortization payments scheduled to occur within 12 months of such prepayment of each Term Facility and second pro rata to the remaining amortization payments under each of the Term Facilities.

(b) Mandatory. (i) The Borrower shall, on the 120th day following the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2006), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to 50% (or, if the Leverage Ratio as of the end of such Fiscal Year is 4.00:1.00 or lower, 25%) of the amount of Excess Cash Flow for such Fiscal Year minus the aggregate principal amount of all optional prepayments of the Advances (other than Revolving Credit Advances unless there is a corresponding permanent reduction in the Revolving Credit Commitments) made during such Fiscal Year. Each such prepayment shall be applied ratably first in order of maturity with respect to scheduled amortization payments under each of the Term Facilities (including, for the avoidance of doubt, if required by the terms of any Incremental Facility, such Incremental Facility) scheduled to occur within 12 months of such prepayment, in accordance with each Term Lender’s Term B Percentage (as amended pursuant to Section 2.17(a) to give effect to any Incremental Facility), second pro rata to the remaining amortization payments under each of the Term Facilities, in accordance with each Term Lender’s Term B Percentage and third to the Revolving Credit Facility as set forth in clause (v) below.

(ii) The Borrower shall, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the Applicable Prepayment Percentage for such Net Cash Proceeds. Each such prepayment shall be applied ratably first in order of maturity with respect to scheduled amortization payments under each of the Term Facilities scheduled to occur within 12 months of such prepayment, in accordance with each Term Lender’s Term B Percentage, second pro rata to the remaining amortization payments under each of the Term Facilities, in accordance with each Term Lender’s Term B Percentage and third to the Revolving Credit Facility as set forth in clause (v) below.

Pregis Credit Agreement

(iii) If, on any date, the Administrative Agent notifies the Borrower that the sum of (A) the aggregate Available Amount of all Letters of Credit denominated in Dollars plus (B) the Equivalent in Dollars of the Available Amount of all Letters of Credit denominated in Foreign Currencies exceeds the Letter of Credit Facility on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iv) If, on any date, the Administrative Agent notifies the Borrower that the sum of (A) the aggregate principal amount of all Revolving Credit Advances, Letter of Credit Advances and Swingline Advances denominated in Dollars then outstanding plus (B) the Equivalent in Dollars of the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances denominated in Foreign Currencies then outstanding plus (C) the aggregate Available Amount of all Letters of Credit denominated in Dollars plus (D) the Equivalent in Dollars of the Available Amount of all Letters of Credit denominated in Foreign Currencies exceeds 105% of the Revolving Credit Facility on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Revolving Credit Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the Revolving Credit Facility on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Credit Advances prepaid. The Agent shall give prompt notice of any prepayment required under this Section 2.06(b) to the Borrower and the Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Lender.

(v) Prepayments of the Revolving Credit Facility made pursuant to clause (i) or (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full and third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full, in each case, with no corresponding reduction in the Revolving Credit Commitments; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding may be retained by the Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.

(vi) Anything contained in this Section 2.06(b) to the contrary notwithstanding, (A) if, following the occurrence of any “Asset Sale” (as such term is defined in either of the Floating Rate Indenture or the Senior Subordinated Indenture) by any Loan Party or any of its Subsidiaries, the Borrower is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the “Net Proceeds” (as defined in either of the Floating Rate Indenture or the Senior Subordinated Indenture) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse the Borrower

Pregis Credit Agreement

from being required to make an “Asset Sale Offer” (as defined in either of the Floating Rate Indenture or the Senior Subordinated Indenture) in connection with such “Asset Sale,” and the Borrower shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” at least 60 days before the applicable Commitment Date or Application Date, as the case may be, or (B) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such “Net Proceeds,” and, within 60 days thereafter assuming no further application or commitment of an amount equal to such “Net Proceeds” the Borrower would otherwise be required to make an “Asset Sale Offer” in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such “Net Proceeds” to be applied to the payment of the Advances in such amounts as shall excuse the Borrower from making any such “Asset Sale Offer.”

(vii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each of March, June, September and December during such periods, commencing December 31, 2005, if any Base Rate Advance is outstanding on such date, and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

Unless otherwise specifically provided in this Agreement, interest on each Advance shall be payable in the same currency in which the underlying Advance is denominated.

(b) Default Interest. Upon the occurrence and during the continuance of a Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) all overdue principal amounts, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the

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amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08. Fees. (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a facility fee, payable in Dollars, from the date hereof in the case of each Initial Lender that is a Revolving Credit Lender and from the effective date specified in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until the Termination Date in respect of the Revolving Credit Facility, payable in arrears quarterly on the last Business Day of each of March, June, September and December, commencing December 31, 2005, and on the Termination Date in respect of the Revolving Credit Facility, at the Applicable Facility Fee Rate, on the total Revolving Credit Commitment of such Lender; provided, however, that no facility fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in Dollars, in arrears quarterly on the last Business Day of each of March, June, September and December, commencing December 31, 2005, and on the Termination Date in respect of the Revolving Credit Facility, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the rate of the Applicable Margin for Eurocurrency Rate Advances under the Revolving Credit Facility determined in the case of Foreign Currency Letters of Credit based on the Equivalent in Dollars of the applicable currency as of the day prior to the date of such payment.

(ii) The Borrower shall pay to the Issuing Bank, for its own account, (A) a fronting fee, payable in arrears quarterly on the last Business Day of March, June, September and December, commencing December 31, 2005, and on the Termination Date in respect of the Revolving Credit Facility, on the average daily amount of its Letter of Credit Commitment during such quarter, from the Effective Date until the Termination Date in respect of the Revolving Credit Facility, at the rate of 0.25% per annum and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or

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administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree and the reasonable out-of-pocket expenses of the Issuing Bank in connection with the issuance or administration of each Letter of Credit.

(c) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that if the Borrower wishes to request a Conversion to Eurocurrency Rate Advances having an Interest Period of nine or twelve months’ duration, as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 P.M. (New York City time) on the fourth Business Day prior to the requested date of such Conversion, whereupon the Administrative Agent shall give prompt notice of such request to the Appropriate Lenders and determine whether or not the requested Interest Period has been consented to by all the Appropriate Lenders; and provided further that Eurocurrency Rate Advances in Foreign Currencies may not be Converted into Base Rate Advances, any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $500,000, €300,000 or £ 300,000, as applicable, such Advances shall automatically (A) if denominated in Dollars, Convert into Base Rate Advances and (B) if denominated in Euros, be deemed to have an Interest Period of one month.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurocurrency Rate Advance will automatically, on the last day of then existing Interest Period therefor, (A) if denominated in Dollars, Convert into Base Rate Advances and (B) if denominated in Euros, be deemed to have an Interest Period of one month.

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(iii) Upon the occurrence and during the continuance of any Default, (A) each Eurocurrency Rate Advance will automatically, on the last day of then existing Interest Period therefor, (1) if denominated in Dollars, Convert into a Base Rate Advance and (2) if denominated in a Foreign Currency, convert into a Eurocurrency Rate Advance with an Interest Period of one month and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances other than, in the case of Advances denominated in a Foreign Currency, Eurocurrency Rate Advances having interest periods of only one month shall be suspended.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including without limitation any agency of the European Union or other monetary authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from taxes, as to which Section 2.12 shall govern), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar Guaranteed Debts), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

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(c) If, with respect to any Eurocurrency Rate Advances under any Facility, Lenders owed a majority of then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurocurrency Rate Advance under such Facility will automatically, on the last day of then existing Interest Period therefor, (A) if denominated in Dollars, be Converted into a Base Rate Advance and (B) if denominated in Euros or Pounds Sterling, bear interest at a rate per annum mutually agreed by the Borrower and the Administrative Agent in good faith as soon as practicable and in any event before the end of the then-current Interest Period or, if no such rate is agreed, a rate equal to the sum of (x) the Applicable Margin and (y) the rate per annum that compensates each Lender for the cost of funding its Loans, as notified to the Administrative Agent and the Borrower, and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurocurrency Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, (A) if denominated in Dollars, be Converted into a Base Rate Advance and (B) if denominated in Euros or Pounds Sterling, bear interest at a rate per annum mutually agreed by the Borrower and the Administrative Agent in good faith as soon as practicable and in any event before the end of the then-current Interest Period or, if no such rate is agreed, a rate equal to the sum of (x) the Applicable Margin and (y) the rate per annum that compensates each Lender for the cost of funding its Loans, as notified to the Administrative Agent and the Borrower, and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) In the event that any Lender Party demands payment of costs or additional amounts pursuant to this Section 2.10 or Section 2.12 or asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender Party to make Eurocurrency Rate Advances or becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20

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days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee, (ii) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 9.07.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 12:00 P.M. (Local time) on the day when due in Dollars or the applicable Foreign Currency to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, facility fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

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(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s pro rata share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facilities, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.12. Taxes. (a) Except as set forth below, any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to

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the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise under any Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party that is not a United States person (a “Foreign Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance or Assumption Agreement pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Foreign Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Foreign Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document. In addition, a Foreign Lender shall deliver such forms promptly upon the invalidity of any form previously delivered by such Lender Party resulting from a change in facts regarding such Lender Party. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance or Assumption Agreement pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to

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interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed at an increased rate in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f) Each Lender Party that is a United States person that is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(ii) of the United States Treasury Regulations) shall deliver to the Borrower and the Administrative Agent, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance or Assumption Agreement pursuant to which it becomes a Lender Party in the case of each other Lender Party, two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Lender Party, and such other documentation reasonably requested by the Borrower, establishing that the Lender Party is not subject to U.S. backup withholding tax.

(g) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) or (f) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification or increase in amounts payable under subsections (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall use reasonable efforts to take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(h) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or take other steps reasonably requested by Borrower if the making of such a change or the taking of such steps would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(i) If the Agent or a Lender Party determines, in its sole discretion, that it has received a refund or credit (in lieu of such refund other than a foreign tax credit) of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party, or with respect to which a Loan Party has paid additional amounts pursuant to this section 2.12, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or

Pregis Credit Agreement

additional amounts paid, by the Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or Lender Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent or a Lender Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or Lender Party in the event the Agent or Lender Party is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent or Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

Pregis Credit Agreement

SECTION 2.14. Use of Proceeds. (a) The proceeds of the Term Advances will be used by the Borrower on the Effective Date, together with the proceeds of the Floating Rate Notes, the Senior Subordinated Notes and the Equity Contribution, solely (i) to finance the Acquisition, (ii) to pay transaction fees and expenses, and (iii) to refinance certain Existing Debt of the Companies.

(b) The proceeds of the Revolving Credit Advances will be used by the Borrower solely for working capital and general corporate purposes (including for Investments permitted under Section 5.02(f) and Capital Expenditures to the extent permitted under the Loan Documents); provided the Borrower may use proceeds of the Revolving Credit Advances to pay purchase price adjustments, if any, pursuant to the Purchase Agreement.

(c) Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries.

SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Event of Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurocurrency Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or

Pregis Credit Agreement

under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lender Parties, in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii) second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank; and

(iii) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with CS or another commercial bank selected by the Administrative Agent (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable

Pregis Credit Agreement

to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii) second, to the Issuing Bank and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Bank and the Swing Line Bank;

(iii) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or

Pregis Credit Agreement

other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note, Term B-1 Note and a Term B-2 Note, as applicable, in substantially the form of Exhibits A-1, A-2 and A-3 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment, the Term B-1 Advances and the Term B-2 Advances, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date, amount and currency of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Incremental Facility. (a) The Borrower may, at any time and from time to time prior to the Termination Date, by notice to the Administrative Agent, request the addition of one or more new term loan facilities (each an “Incremental Term Facility”) denominated in Dollars or Euros, pursuant to additional commitments (the “Incremental Term Commitments”) in an amount up to the sum of $100,000,000 (or the Equivalent thereof in Euros) in the aggregate to be effective as of a date (the “Increase Date”) specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of all of the Incremental Term Commitments exceed $100,000,000 (or the Equivalent thereof in Euros), (ii) the Borrower may make a maximum of four such requests, (iii) on the date of any request by the Borrower for an Incremental Term Facility and on the related Increase Date, the applicable conditions set forth in Section 3.02 and in subsection (e) of this Section 2.17 shall be satisfied, (iv) after giving effect to any such Incremental Term Facility, the Borrower shall be in pro forma compliance with the Financial Performance Covenants (such compliance to be determined after giving effect to the incurrence of such Incremental Term Facility and the application of the proceeds of thereof, calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.03), (v) the proceeds of such Incremental Term Facilities shall be used for

Pregis Credit Agreement

general corporate purposes in accordance with the terms of the Loan Documents, (vi) the final maturity of such Incremental Term Facilities shall be no earlier than the final maturity of the existing Term Facilities and (vii) any such Incremental Term Facility shall be either (A) an increase in a Term Facility existing prior to the Increase Date, in which case the requirements of subsection (f) of this Section 2.17 shall be satisfied or (B) a new Term Facility (i.e., not on the same terms as any existing Term Facility). In connection with any Incremental Term Facility, this Agreement may be amended in a writing executed and delivered by the Borrower and the Administrative Agent to reflect any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein, which may include the addition of such increase as a new Term Facility and the inclusion of any such new Term Facility in the provisions relating to mandatory prepayments set forth in Section 2.06, to sharing set forth in Section 2.13 and to amendments and waivers set forth in Section 9.01 in a manner consistent with the treatment hereunder of the Term B Facilities.

(b) If the Administrative Agent approves the terms of an Incremental Term Facility (which approval shall not be unreasonably withheld or delayed if such terms are otherwise in accordance with the provisions of this Agreement), the Administrative Agent shall promptly notify the Lenders of a request by the Borrower for Incremental Term Commitments, which notice shall include (i) the proposed amount and other material terms of the Incremental Term Facility, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Incremental Term Facility must commit to an Incremental Term Commitment (the “Commitment Date”). Each Lender that is willing to participate in the requested Incremental Term Facility (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount it is willing to commit to such Incremental Term Facility.

(c) Promptly following the applicable Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Incremental Term Facility. The Borrower may, on or prior to the applicable Commitment Date and regardless of whether the aggregate amount by which the Lenders are willing to participate in the requested Incremental Term Facility on any such Commitment Date is less than the requested Incremental Term Commitments, extend offers to one or more Eligible Assignees to participate in such Incremental Term Facility; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount equal to at least $1,000,000 in the case of an Incremental Term Facility denominated in Dollars and at least €800,000 in the case of Incremental Term Facility denominated in Euros.

(d) If the Lenders and/or any Eligible Assignees that accept an offer to participate in a requested Incremental Term Facility in accordance with Section 2.17(c) (each, an “Assuming Lender”) notify the Administrative Agent that they are willing to participate in an Incremental Term Facility by an aggregate amount that exceeds the amount of the requested Incremental Term Commitments, the requested Incremental Term Commitments shall be allocated among the Lenders willing to participate therein and the Assuming Lenders in such amounts as are agreed between the Borrower and the Administrative Agent (it being understood that no existing Lender shall be entitled to participate in any Incremental Term Facility).

Pregis Credit Agreement

(e) On the applicable Increase Date, (x) each Assuming Lender shall become a Lender party to this Agreement as of the applicable Increase Date and shall have the Commitment set forth in the Assumption Agreement to which it is a party and (y) the Commitment of each Increasing Lender for such Incremental Term Facility shall be so increased by the amount determined as set forth in Section 2.17(d) (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(d)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Borrower approving the Incremental Term Facility and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(e), the Administrative Agent shall notify the Lenders (including each Assuming Lender) and the Borrower, on or before 11:00 A.M. (New York City time) of the incurrence of the Incremental Term Facility to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

(f) Notwithstanding anything to the contrary contained above, each Incremental Term Facility shall constitute a new Facility, which shall be separate and distinct from the existing Facilities pursuant to this Agreement, provided that an Incremental Term Facility may constitute part of, and be added to, an existing Term Facility, so long as:

(i) the advances made under such Incremental Term Facility shall be denominated in the same currency as, and have the same final maturity date and weighted average life to maturity as the existing Term Facility to which the new Incremental Term Facility is being added, and shall bear interest at the same rates (i.e., have the same “Applicable Margin”) applicable to such Term Facility (and, if the total yield on such Incremental Term Facility would otherwise be higher than the total yield on any Facility, then the Applicable Margin in respect of such Facility shall be increased so that the total yield in respect of such Facility is equal to the total yield on such Incremental Term Facility);

(ii) such new Incremental Term Facility shall have the same scheduled repayment dates as then remain with respect to the existing Term Facility to which such new Incremental Facility is being added, with the amount of each scheduled repayment

Pregis Credit Agreement

installment of the new Incremental Term Facility to be the same (on a proportionate basis) as is theretofore applicable to the existing Term Facility to which such new Incremental Term Facility is being added; and

(iii) on the date of the making of advances under such new Incremental Term Facility, and notwithstanding anything to the contrary in Section 2.06(b), the aggregate principal amount of such new advances shall be added to (and form part of) each Borrowing of outstanding Advances of the respective Term Facility on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing under the respective Term Facility, and so that the existing Lenders with respect to such Term Facility continue to have the same participation (by amount) in each Borrowing as they had before the making of the new advances under such Term Facility.

To the extent the provisions of the preceding clause (iii) require that Lenders making new advances under an Incremental Term Facility add the aggregate principal amount of such new advances to then outstanding amount of Eurocurrency Rate Advances, it is acknowledged that the effect thereof may result in such new advances having short Interest Periods (i.e. an Interest Period that will begin during an Interest Period then applicable to the outstanding Eurocurrency Rate Advances and which will end on the last day of such Interest Period). In connection therewith, the Borrower will compensate the Lenders making the advances under the new Incremental Term Facility for funding Eurocurrency Rate Advances during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 9.01 to the contrary.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender Parties (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

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(ii) A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with (except to the extent expressly not required by the terms of the Security Agreement):

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) the Intellectual Property Security Agreement duly executed by each Loan Party,

(E) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder,

(F) evidence of the insurance required by the terms of the Security Agreement,

(G) copies of the Assigned Agreements referred to in the Security Agreement, together with a consent to such assignment, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each party to such Assigned Agreements other than the Loan Parties,

(H) the Deposit Account Control Agreements referred to in the Security Agreement, duly executed by the applicable Loan Parties and each Pledged Account Bank referred to in the Security Agreement,

(I) the Securities Account Control Agreements referred to in the Security Agreement, duly executed by the applicable Loan Party and the applicable securities intermediary, and

Pregis Credit Agreement

(J) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii) Deeds of trust, trust deeds and mortgages in substantially the form of Exhibit E hereto (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 4.01(x) hereto (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Fee Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Fee Mortgages have been duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or, in the Administrative Agent’s reasonable judgment, desirable in order to create a valid first and subsisting Lien (subject only to Permitted Encumbrances) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid (or duly provided for in a manner reasonably acceptable to the Administrative Agent),

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or other insurance policies customarily available in relevant jurisdictions for each of the Fee Mortgages acceptable to the Administrative Agent (in each case, together with the Leasehold Mortgage Policies, the “Mortgage Policies”) in form and substance, with endorsements and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Fee Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, which include no standard survey exception and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C) if required by the Administrative Agent in its discretion, American Land Title Association/American Congress on Surveying and Mapping form surveys for each property listed on Schedule 4.01(x), for which all necessary fees (where applicable) have been paid, and dated no

Pregis Credit Agreement

more than 30 days before the Effective Date, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(D) evidence of the insurance required by the terms of the Fee Mortgages, and

(E) to the extent obtainable by the Loan Parties after the use of commercially reasonable efforts, such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable in the Administrative Agent’s reasonable discretion and evidence that all other actions that the Administrative Agent may deem necessary or desirable in the Administrative Agent’s reasonable discretion in order to create valid first and subsisting Liens on the property described in the Fee Mortgages has been taken; provided that as used in this paragraph, “commercially reasonable efforts” shall require the Loan Parties to commence the matter referred to with diligence and in a manner consistent with customary business practices, but shall not require that the Loan Parties commence litigation or expend any sums of money except such sums as may be required to compensate a lessor for reasonable expenses in reviewing the applicable documentation (including reasonable legal fees in connection with such review) and the Loan Parties shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the items referenced in this paragraph.

(iv) Each of the Foreign Collateral Documents, duly executed by the relevant Loan Party, in each case together with evidence that all other actions, deliveries, registrations and filings that the Administrative Agent may deem necessary or desirable in order to create and perfect security interests in the assets pledged thereunder have been taken, delivered or made.

(v) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental, shareholder and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

Pregis Credit Agreement

(vi) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly formed and in good standing or presently subsisting under the laws of the State of the jurisdiction of its formation.

(vii) A certificate of each Loan Party signed on behalf of such Loan Party by its Chief Executive Officer, Chief Financial Officer, President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the Effective Date, (C) the due formation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the accuracy in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.

(x) A Solvency Certificate, in substantially the form of Exhibit F, attesting to the Solvency of the Parent and its subsidiaries on a consolidated basis before and after giving effect to the Transaction, from the Chief Financial Officer of the Parent.

(xi) (A) Audited combined consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for the December 31, 2002, December 31, 2003 and December 31, 2004 fiscal years and (B) unaudited combined consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for (i) each subsequent fiscal quarter ended at least 45 days before the Effective Date and

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(ii) each fiscal month after the most recent fiscal quarter for which financial statements were delivered pursuant to clause (B)(i) above and ended at least 30 days before the Effective Date, which financial statements, in the case of (A) above, shall be in form and substance satisfactory to the Lead Arrangers with respect to any matters that are not reflected in the most recent unaudited financial information (the “Unaudited Statements”) provided to the Lead Arrangers prior to July 22, 2005. In the case of each of the foregoing annual and quarterly statements, such statements will be prepared in accordance with Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

(xii) A pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the four-fiscal quarter period most recently ended prior to the Effective Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall be prepared in accordance with Regulation S-X of the Securities Act and shall not be materially inconsistent with the forecasts previously provided to the Lead Arrangers.

(xiii) Such other financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, and forecasts prepared by management of the Borrower, in form and substance satisfactory to the Lender Parties, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Effective Date and on an annual basis for each year thereafter until the final maturity of the Facilities.

(xiv) The Intercreditor Agreement, duly executed by the parties thereto.

(xv) Evidence of insurance naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties, including, without limitation, business interruption insurance.

(xvi) Certified copies of each employment agreement and other compensation arrangement with each executive officer of any Loan Party or any of its Subsidiaries as the Administrative Agent shall request.

(xvii) Certified copies of all Material Contracts of each Loan Party and its Subsidiaries as the Administrative Agent shall request.

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(xviii) All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(xix) A favorable opinion of Fried Frank Harris Shriver & Jacobson LLP, counsel for the Loan Parties, in substantially the form of Exhibit G hereto.

(xx) A favorable opinion of Oostvogels Pfister Roemers, local counsel to the Lender Parties in Luxembourg, in substantially the form of Exhibit H-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xxi) Opinions of local counsel for the Loan Parties in states in which the properties encumbered by a Mortgage are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings substantially in the form of Exhibit H-2 hereto, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Lead Arrangers shall be reasonably satisfied with the corporate and legal structure, capitalization and equity ownership of the Parent and the Borrower after giving effect to the Transaction.

(c) The Lead Arrangers shall be satisfied that the Borrower’s ratio of Total Debt on the Effective Date to consolidated adjusted pro forma EBITDA for the four-fiscal quarter period most recently ended prior to the Effective Date for which quarterly financial statements are available (provided, that if the Effective Date occurs after June 30, 2005, the determination for purposes of this subsection (c) shall be made based upon the financial information for last twelve months most recently ended, which information shall be delivered to the Lead Arrangers no later than 30 days after the end of each month for the twelve months ended with the end of such month), prepared in accordance with Regulation S-X of the Securities Act and reflecting the Agreed Adjustments and such other adjustments as are reasonably acceptable to the Lead Arrangers, in each case, to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter (or twelve-month) period, shall be no more than 5.35 to 1.00.

(d) The Lender Parties shall be satisfied that all Existing Debt (other than Surviving Debt) has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated.

(e) Before giving effect to the Transaction, there shall not have occurred since December 31, 2004 any event, change, circumstance or condition that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(f) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) has had, or could reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

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(g) All material Governmental Authorizations and all other Governmental Authorizations and third party consents and approvals required by the Acquisition Agreement shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(h) The Borrower shall have paid all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of one special counsel to the Administrative Agent and local counsel to the Lender Parties in the relevant jurisdictions).

(i) The Acquisition shall have been consummated strictly in accordance with the terms of the Purchase Agreement, without any waiver or amendment not consented to by the Arrangers of any term, provision or condition set forth therein, and in compliance with all applicable laws.

(j) The Purchase Agreement shall be in full force and effect.

(k) The Borrower shall have received (i) the Equivalent in Euros of $123,480,000 in gross cash proceeds from the issuance and sale of the Floating Rate Notes, (ii) $147,223,500 in gross cash proceeds from the issuance and sale of the Senior Subordinated Notes and (iii) at least $149,003,500 in cash proceeds from a cash equity contribution by the Equity Investors, on terms acceptable to the Lead Arrangers.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

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(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Administrative Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Parent and Borrower. Each of the Parent and the Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Parent have been validly issued, are fully paid and non-assessable and are owned by the Equity Investors in the amounts specified on Schedule 4.01(a) hereto free and clear of all Liens other than Liens securing the Floating Rate Notes that are subject to the terms of the Intercreditor Agreement.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its

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formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c) Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents and Liens securing the Floating Rate Notes that are subject to the terms of the Intercreditor Agreement.

(d) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral

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Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(e) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect, and except for authorizations, approvals, actions, notices and filings the failure of which to have been obtained, taken, given or made could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Acquisition has been consummated in accordance with the Purchase Agreement and applicable law.

(f) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(g) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) has had, or could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

(h) The Consolidated balance sheets of the Business as at December 31, 2002, December 31, 2003 and December 31, 2004, and the related Consolidated statements of income and Consolidated statement of cash flows of the Business for the fiscal years then ended, accompanied by an unqualified opinion of Ernst & Young, independent public accountants, and the Consolidated balance sheets of the Business as at June 30, 2005, and the related Consolidated statements of income and Consolidated statement of cash flows of the Business for the six months then ended, duly certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at June 30, 2005, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Business as at such dates and the Consolidated results of operations of the Business for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and (i) since December 31, 2004 through the date of this Agreement there has occurred no event, change, circumstance or condition that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect (ii) since the date of this Agreement, there has been no Material Adverse Change.

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(i) The Consolidated pro forma balance sheets of the Borrower and its Subsidiaries as at June 30, 2005, and the related Consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the four-fiscal quarter period ended June 30, 2005, certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP and Regulation S-X.

(j) The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(k) Neither the Information Memorandum nor any other written information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained when furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which such statements were made.

(l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(m) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

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(n) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.

(o) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, subject only to Permitted Liens and Liens permitted under clauses (iii) and (vi) of Section 5.02(a), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(p) The Parent and its Subsidiaries, on a consolidated basis, are Solvent.

(q) (i) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status, except as could not reasonably be expected to have a Material Adverse Effect.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, except as could not reasonably be expected to have a Material Adverse Effect.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, except as could not reasonably be expected to have a Material Adverse Effect.

(vi) With respect to each employee benefit arrangement mandated by non-U.S. law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that

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is not subject to United States law (a “Foreign Plan”), except as could not reasonably be expected to have a Material Adverse Effect:

(i) Any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(ii) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(iii) Each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(r) Except as set forth in Schedule 4.01(r), (i) the operations and properties of each Loan Party and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except in each case as would not reasonably be expected to have a Material Adverse Effect, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) None of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or, to the knowledge of the Borrower, is adjacent to any such property; to the knowledge of the Borrower, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries that has resulted in a release of Hazardous Materials; there is no friable asbestos or friable asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and material quantities or concentrations of Hazardous Materials have not been released, stored, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

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(iii) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any currently owned or operated site, location or operation, or, to the knowledge of the Borrower, at any other side, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect.

(iv) None of the Loan Parties, nor any of their Subsidiaries, have used any third-party disposal site, or otherwise disposed of, transported or arranged for the transportation of any Hazardous Materials, nor have any Hazardous Materials generated, used, treated or stored at any currently or, to the knowledge of the Borrower, formerly owned or operated properties been disposed of, in a manner giving rise to liability under any Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.

(s) (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement with any Person other than a Loan Party or a Subsidiary of a Loan Party..

(ii) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(iii) Set forth on Schedule 4.01(s) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(iv) There are no audits, investigations or administrative or judicial proceedings with respect to Taxes of any Loan Party or any Subsidiary by any taxing authority in progress and no claims are being asserted with respect to the Taxes of any Loan Party or any Subsidiary.

(t) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

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(v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(y) (i) Set forth on Schedule 4.01(y)(i) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost and approximate rentable square footage thereof. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms. The representations of the Parent and the Borrower as to the lessor is made to the Parent’s and the Borrower’s knowledge.

(ii) Set forth on Schedule 4.01(y)(ii) hereto is a complete and accurate list of all leases of real property under which any Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost and approximate rentable square footage thereof. To the knowledge of the Borrower, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(z) Set forth on Schedule 4.01(z) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(aa) Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and terms thereof. Each such Material Contract has been duly authorized, executed and delivered by each Loan Party which is a party thereto and, to the knowledge of the Borrower, all other parties thereto, has not been amended or otherwise modified, is in full force and effect and, to the knowledge of the Borrower, is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.

Pregis Credit Agreement

ARTICLE V

COVENANTS OF THE PARENT AND THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each of the Parent and the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all material Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that (i) failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) its obligation to do so is being contested in good faith and by proper proceedings and (iii) appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

Pregis Credit Agreement

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d); and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries, taken as a whole, or the Lender Parties.

(f) Visitation Rights. At any reasonable time during normal business hours and from time to time, upon reasonable advance notice, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided, that so long as no Default has occurred and is continuing, the Lenders shall be limited to one visit per year which shall be coordinated through the Administrative Agent.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions solely between and among Loan Parties) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the Borrower or the Parent may pay to the Sponsor (i) management fees pursuant to the Management Agreement in an aggregate amount not to exceed $1,500,000 in any Fiscal Year, (ii) out-of-pocket expenses incurred by the Sponsor in the ordinary course in respect of its management of the Borrower, so long as at the time of any such payment pursuant to clause (i) or (ii) no Event of Default shall have occurred and be continuing and (iii) transaction fees in connection with acquisitions permitted under Section 5.02(f)(vii) that do not exceed the lesser of (A) 2% of the transaction value

Pregis Credit Agreement

for any individual transaction or series of related transactions and (B) $3,000,000 in the aggregate in any Fiscal Year; provided further that the following transactions shall not be deemed to violate this Section 5.01(i): (A) Investments in Subsidiaries that are not Guarantors permitted by Section 5.02(f)(i) and Restricted Payments permitted under Section 5.02(g), (B) the sale of Equity Interests in the Parent to the Equity Investors, (C) shareholders and registration rights agreements among the Parent and its shareholders and (D) the payment of fees and expenses in relation to the Transaction in an aggregate amount not to exceed $7,500,000.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (z) the acquisition of any property by any Loan Party, unless such property, in the judgment of the Collateral Agent, shall already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Applicable Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary, within 10 days after such formation or acquisition, cause each such Subsidiary (other than a CFC (unless no material adverse tax effect would result)), and cause each direct and indirect parent of such Subsidiary unless such parent is a CFC (unless no material adverse tax effect would result) (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents, and a joinder agreement in form and substance satisfactory to the Collateral Agent pursuant to which such Subsidiary shall become a party to the Intercreditor Agreement,

(ii) within 15 days after (A) such request, furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,

(iii) within 30 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties (excluding leasehold properties having a remaining term (including all extension, renewal and like options) of less than five years or covering premises of less than 50,000 square feet) and (B) such

Pregis Credit Agreement

formation or acquisition of any new Subsidiary, duly execute and deliver and cause such Subsidiary (other than any CFC (unless no material adverse tax effect would result)) and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent mortgages (excluding leasehold interests in real property unless the term thereof is five years or more or the lease covers premises of 20,000 or more square feet), pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the Obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (A) the stock of any Subsidiary held by a CFC shall not be required to be pledged (unless no material adverse tax effect would result) and (B) if such new property is Equity Interests in a CFC, no more than 66% of the Equity Interests in such CFC shall be pledged (unless no material adverse tax effect would result),

(iv) within 30 days after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any CFC (unless no material adverse tax effect would result)) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents and the preparation, execution, notarization and filing of and other actions with respect to Foreign Collateral Documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Applicable Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to (1) the matters contained in clauses (i), (iii) and (iv) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, (4) matters of corporate formalities as the Collateral Agent may request, and (5) such other matters as the Collateral Agent may reasonably request,

Pregis Credit Agreement

(vi) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Collateral Agent in its reasonable discretion, to the Collateral Agent with respect to each parcel of real property owned or held by each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC (unless no material adverse tax effect would result)) title insurance, surveys and engineering, soils and other reports, third party consents and estoppels and environmental assessment reports, each in scope, form and substance satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(vii) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC (unless no material adverse tax effect would result)) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC) to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

Notwithstanding the foregoing, the provisions of this Section 5.01(j) shall not apply to (A) property or assets as to which the Administrative Agent shall determine in its reasonable discretion and in consultation with the Borrower that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby or (B) leasehold mortgages in respect of which the applicable Loan Party is not able to obtain, despite its use of commercially reasonable efforts, required landlords’ consents required pursuant to the terms of the applicable lease and either a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the applicable lessor, or evidence that the applicable lease or a memorandum thereof has been recorded in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third party purchasers of such leasehold interest.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers,

Pregis Credit Agreement

certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document; provided that the foregoing shall not preclude any amendment, modification or waiver under a Related Document that is permitted by Section 5.02(k).

(m) Preparation of Environmental Reports. Upon the provision of a notice under Section 5.03(j), at the request of the Administrative Agent, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if such report is not provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(n) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any material default by any party with

Pregis Credit Agreement

respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(o) L/C Cash Collateral Account. Maintain the L/C Cash Collateral Account with CS or a bank reasonably acceptable to the Administrative Agent that has entered into an account control agreement with the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement.

(p) Interest Rate Hedging. Enter into prior to the date which is thirty days after the Effective Date, and maintain at all times thereafter, interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent, covering a notional amount sufficient to cause the interest rate on 50% of the Consolidated Debt of Holdings and its Subsidiaries as of the Effective Date to be capped at a fixed rate (taking into account any such Indebtedness that by its terms bears interest at a fixed rate).

(q) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

(r) Leasehold Mortgages. (i) Within 90 days after the Effective Date, the Borrower shall deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit E hereto (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 5.01(r)(i) hereto, duly executed by the appropriate Loan Party (collectively, the “Leasehold Mortgages”), together with (A) evidence that counterparts of the Leasehold Mortgages have been duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that are necessary, in the Administrative Agent’s reasonable judgment, in order to create a valid first and subsisting Lien (subject only to the Permitted Encumbrances) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid (or duly provided for in a manner acceptable to the Administrative Agent), (B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or other insurance policies customarily available in relevant jurisdictions for each of the Mortgages (in each case, the “Leasehold Mortgage Policies”) in form and substance, with endorsements and in an amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Leasehold Mortgages to be valid first and subsisting Liens on the property described

Pregis Credit Agreement

therein, free and clear of all defects and encumbrances, excepting only Permitted Encumbrances, which include no standard survey exception, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable, (C) estoppel and consent agreements, in form and substance reasonably satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 5.01(r)(ii) hereto, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation, and otherwise in form reasonably satisfactory to the Administrative Agent, (D) evidence of the insurance required by the terms of the Leasehold Mortgages, (E) a corporate formalities opinion relating to the valid existence and good standing of the applicable Loan Parties and the due authorization, execution and delivery of the Leasehold Mortgages in a form and from a law firm acceptable to the Administrative Agent in its reasonable discretion, such opinion being substantially in the form of Exhibit H-2 hereto, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, (F) opinions of local counsel for the Loan Parties in states in which the properties encumbered by a Leasehold Mortgage are located, with respect to the enforceability and perfection of the leasehold Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent and (vii) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem reasonably necessary or desirable and evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(ii) Notwithstanding anything to the contrary in clause (i) of this Section 5.01(r), with respect to any leasehold interest required to be encumbered with a first priority Leasehold Mortgage pursuant to clause (i), (A) the Borrower shall use commercially reasonable efforts to obtain (y) (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the lessor of such leasehold interest, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, and (z) any lessor consent or approval of such Leasehold Mortgage as may be required pursuant to the terms of the applicable lease with respect to such leasehold interest, and (B) if the Borrower shall fail to obtain the documents referred to in clauses (y) or (z) above with respect to any such leasehold interest, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to comply with this Section with respect to the applicable leasehold interest. As used in this Section, “commercially reasonable efforts” shall require the

Pregis Credit Agreement

Borrower to commence the matter referred to with diligence and in a manner consistent with customary business practices, but shall not require that the Borrower commence litigation or expend any sums of money except such sums as may be required to compensate a lessor for reasonable expenses in reviewing the applicable documentation (including reasonable legal fees in connection with such review). The Borrower shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the items referenced in this clause (ii).

(s) Maintenance of Ratings. The Borrower shall at all times use commercially reasonable efforts to cause a credit rating by S&P and Moody’s to be maintained with respect to the Facilities.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, neither the Parent nor the Borrower will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents (including Liens under the Loan Documents securing Secured Hedge Agreements);

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule 4.01(w) hereto;

(iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or

Pregis Credit Agreement

replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(ii) at any time outstanding;

(v) Liens arising under Capitalized Leases permitted under Section 5.02(b)(iii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that (x) such merger or consolidation is otherwise permitted under the Loan Documents and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(vii) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $2,500,000; provided that no such Lien shall extend to or cover any Collateral;

(viii) second-priority Liens on the Collateral securing the Floating Rate Notes on the terms set forth in the Intercreditor Agreement; and

(ix) the replacement, extension or renewal of any Lien permitted by clauses (iii) through (viii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, to the extent that such replacement, extension or renewal is otherwise permitted under this Agreement.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents (including any extension or increase of the Revolving Credit Facility hereunder);

(ii) Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate, when taken together with Debt incurred pursuant to clause (iii) of this Section 5.02(b), $15,000,000 at any time outstanding;

(iii) Capitalized Leases not to exceed in the aggregate, when taken together with Debt incurred pursuant to clause (ii) of this Section 5.02(b), $15,000,000 at any time outstanding;

Pregis Credit Agreement

(iv) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates and commodity prices incurred in the ordinary course of business and consistent with prudent business practice.

(v) Debt owed (A) to the Borrower or a Subsidiary Guarantor, which Debt shall (1) constitute Pledged Debt, (2) be subordinated in right of payment to the payment of the Obligations under the Loan Documents as provided in Section 8.06 or otherwise on terms acceptable to the Administrative Agent, (3) not mature or have any amortization payments prior to the date that is 6 months after the Termination Date in respect of the Term B Facilities and (4) be otherwise permitted under the provisions of Section 5.02(f), (B) to the Parent, which Debt shall (1) constitute Pledged Debt, (2) be subordinated in right of payment to the payment of the Obligations under the Loan Documents on the terms set forth in Section 8.06 or other terms reasonably acceptable to the Administrative Agent, (3) not mature or have any amortization payments prior to the date that is six months after the Termination Date in respect of the Term B Facilities and (4) be otherwise permitted under the provisions of Section 5.02(f) and (C) to a Subsidiary that is not a Loan Party, which Debt shall (1) be subordinated in right of payment to the payment of the Obligations under the Loan Documents on terms reasonably acceptable to the Administrative Agent, (2) not mature or have any amortization payments prior to the date that is six months after the Termination Date in respect of the Term B Facilities and (3) be otherwise permitted under the provisions of Section 5.02(f);

(vi) Debt of Foreign Subsidiaries not to exceed $15,000,000 in the aggregate at any time outstanding;

(vii) Debt in respect of (A) the Floating Rate Notes, not to exceed €100,000,000 at any time outstanding, to the extent such Debt does not constitute “Designated Senior Debt” for purposes of any Subordinated Debt, including the Senior Subordinated Notes and (B) the Senior Subordinated Notes, not to exceed $150,000,000 at any time outstanding;

(viii) Debt arising from obligations to pay indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business, assets or Subsidiary in accordance with the terms of this Agreement (excluding for the avoidance of doubt Guaranteed Debt in respect of any Indebtedness incurred to finance all or any part of such acquisition), so long as the amount of such Debt does not exceed the gross proceeds actually received by the Borrower or any Subsidiary thereof in connection with any such disposition;

(ix) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five Business Days of its incurrence and does not exceed $100,000 in the aggregate at any time outstanding;

Pregis Credit Agreement

(x) Debt constituting reimbursement obligations with respect to trade letters of credit issued in favor of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries for the purchase of goods and services in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(xi) so long as no Default has occurred and is continuing or would result from the incurrence thereof, additional Subordinated Debt the Net Cash Proceeds of which are (A) immediately applied to prepay the Obligations pursuant to Section 2.06(b)(ii) or (B) immediately applied to make Investments permitted under Section 5.02(f)(vi); provided that (1) immediately before and immediately after giving effect to the incurrence of any such Subordinated Debt, no Default shall have occurred and be continuing, (2) immediately after giving effect to such incurrence, the Leverage Ratio shall be no higher than 25 bps below the then-applicable covenant level set forth in Section 5.04 and (3) immediately before giving effect to such incurrence, the Borrower and its Subsidiaries shall have an aggregate amount of $20,000,000 in any combination of available cash, Cash Equivalents held by Loan Parties free and clear of all Liens (other than Liens created under the Loan Documents and Liens securing the Floating Rate Notes that are subject to the terms of the Intercreditor Agreement) and Unused Revolving Credit Commitments;

(xii) Guaranties of the Borrower in respect of Indebtedness of any Subsidiary Guarantor otherwise permitted hereunder;

(xiii) any Debt of the Loan Parties or any of their respective Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Loan Parties or any of their respective Subsidiaries incurred pursuant to Section 5.02(b)(vii); provided that: (A) the amount of such refinancing Debt does not exceed the amount of the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and the reasonable fees and expenses incurred by the Loan Parties in connection therewith), (B) such refinancing Debt has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded, (C) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded constitutes Subordinated Debt, such refinancing Debt has a final maturity date at least 180 days later than the Termination Date and also constitutes Subordinated Debt on terms at least as favorable, taken as a whole, to the Lender Parties as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded, (D) such Debt is incurred by either (1) the Subsidiary that is

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the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded or (2) the Borrower and (E) no such Debt constitutes “Designated Senior Debt” for purposes of any Subordinated Debt;

(xiv) Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(f), which Debt is existing at the time such Person becomes a Subsidiary of the Borrower (other than Debt incurred solely in contemplation of such Person becoming a Subsidiary of the Borrower); and

(xv) unsecured Debt not otherwise permitted under this Section 5.02(b) not to exceed $25,000,000 in the aggregate at any time outstanding.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any business other than the manufacture and distribution of protective packaging materials and flexible packaging materials and other activities ancillary or incidental thereto.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; and

(ii) as part of any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except:

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(i) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;

(ii) the sale or other disposition of Cash Equivalents for fair market value in the ordinary course of business;

(iii) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in connection with bankruptcy or similar proceedings;

(iv) Restricted Payments permitted by Section 5.02(g);

(v) any sale, lease, conveyance, disposition or other transfer in the ordinary course of business (and consistent with past practices) of any property, equipment or assets (other than real property) that has become damaged, worn out or obsolete or is no longer useful or usable in the Borrower’s business as conducted prior to such sale, lease, conveyance, disposition or other transfer;

(vi) the non-exclusive licensing or sublicensing of intellectual property in the ordinary course of business, to the extent that such license does not prohibit the licensor from using the intellectual property;

(vii) the creation of (but not the enforcement or foreclosure in respect of) a Lien not prohibited by this Agreement;

(viii) any issuance of, or disposition on account of, directors’ qualifying shares or investments by foreign nationals mandated by foreign law;

(ix) transactions permitted by Section 5.02(d);

(x) the settlement, release or surrender of contract, tort or other claims of any kind;

(xi) sales, transfers or other dispositions of assets (A) among Loan Parties and (B) to Subsidiaries of the Borrower that are not Loan Parties to the extent permitted by Section 5.02(f)(i)(D); and

(xii) sales, transfers or other dispositions of assets (excluding Equity Interests in a Subsidiary that constitute less than 100% of the Equity Interests of such Subsidiary) for at least 80% cash (which shall be deemed to include, for purposes of this clause (xii), up to $5,000,000 of liabilities of the Borrower or any of its Subsidiaries (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet) (other than contingent liabilities and Subordinated Debt) that are assumed by the transferee of any such assets or Equity Interests whereby the Borrower or such Subsidiary is released from further liability therefor) and for fair value in an aggregate amount not to exceed $10,000,000 in any Fiscal Year or $30,000,000 in the aggregate for all such sales, transfers and other dispositions pursuant to this Section 5.02(e)(xii);

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provided that in the case of sales of assets pursuant to clause (xii) above, the Borrower shall, on the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii).

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) Investments by the Parent and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (B) additional Investments by the Parent and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (D) additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $10,000,000 outstanding at any time;

(ii) (A) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries consistent with practices of the Borrower and its Subsidiaries prior to the Effective Date, (B) commission, payroll, relocation, travel and similar advances to directors, officers, employees and consultants of the Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP and (C) loans and advances to directors, employees and officers of the Borrower and its Subsidiaries in connection with the purchase of Equity Interests in the Parent by such directors, employees and officers in an aggregate amount not to exceed $5,000,000 outstanding at any time and as to which no cash is actually advanced;

(iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iv) Investments existing on the date hereof and described on Schedule 4.01(z) hereto;

(v) (A) any Investment received as non-cash consideration from an asset sale that was made pursuant to and in accordance with Section 5.02(e)(xii); (B) stock, obligations or securities received in satisfaction of judgments; (C) Investments in securities of trade creditors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or in good faith settlement of delinquent obligations of, or other disputes with, such trade creditors; and (D) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or its Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

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(vi) Investments in Hedge Agreements permitted under Section 5.02(b)(iv);

(vii) the purchase or other acquisition of all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly-owned (except, in the case of any Foreign Subsidiary, to the extent of equity interests required to be held by Persons resident in the jurisdiction of such Foreign Subsidiary pursuant to the law of such jurisdiction) directly by the Borrower or one or more of its wholly-owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Borrower or one or more of its wholly-owned Subsidiaries of all or substantially all of the property and assets of, or a business line or unit or a division of, any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

(A) the Loan Parties and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j), except to the extent that such purchase or acquisition (1) is made as a reinvestment pursuant to the definition of “Net Cash Proceeds” of proceeds from the sale of Equity Interests in or assets of a Subsidiary that was a CFC immediately prior to such sale and (2) results in the acquisition of a Subsidiary that is a CFC or the acquisition of assets by a Subsidiary that is a CFC;

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall comply with Section 5.02(c);

(C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Borrower);

(D) the total cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such Person or assets, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, all write-downs of property and assets and reserves for liabilities with respect thereto and all

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assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause (vii), shall not exceed (1) $100,000,000 during the period from the Effective Date through December 31, 2006, (2) $75,000,000 in any Fiscal Year ended after December 31, 2006 or (3) $200,000,000 in the aggregate for all Investments pursuant to this Section 5.02(f)(vii)(D); provided that if in any Fiscal Year, the amount of all Investments pursuant to this Section 5.02(f)(vii) during such fiscal year is less than $75,000,000, then the Borrower and its Subsidiaries shall be entitled to make additional Investments in the next succeeding Fiscal Year in an amount equal to the lesser of (x) the difference between $75,000,000 and the amount of such Investments actually made during such prior Fiscal Year and (y) $37,500,000; provided further that no Loan Party shall make an Investment pursuant to this clause (vii) in any entity that will not, upon the consummation of such Investment, become a Loan Party or in any assets that will not be owned by such Loan Party;

(E) (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the Financial Performance Covenants (provided that immediately before and immediately after giving effect to such purchase or other acquisition, the Leverage Ratio shall be no higher than 25 bps below the then-applicable covenant level set forth in Section 5.04), in each case determined on the basis of the most recent financial statements delivered pursuant to Section 5.03 and audited financial statements of such Person or assets (or other available financial information) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (3) immediately before and immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall have an aggregate amount of $20,000,000 in any combination of available cash, Cash Equivalents held by Loan Parties free and clear of all Liens (other than Liens created under the Loan Documents and Liens securing the Floating Rate Notes that are subject to the terms of the Intercreditor Agreement) and Unused Revolving Credit Commitments; and

(F) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days (or such shorter period as may be approved by the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and

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substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(viii) Investments by the Borrower or any Subsidiary of the Borrower in joint ventures or non-wholly-owned Subsidiaries (which shall not be deemed to refer to Foreign Subsidiaries that are non-wholly-owned solely as described in Section 5.02(f)(vii) above) in an aggregate amount, when taken together with all other Investments made pursuant to this clause (viii) since the Effective Date, not to exceed $5,000,000;

(ix) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $15,000,000 outstanding at any time; provided that, with respect to each Investment made pursuant to this clause (ix):

(A) except in the case of Investments in Foreign Subsidiaries, such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Borrower);

(B) except in the case of Investments in Foreign Subsidiaries, such Investment shall be in property and assets which are part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(C) except in the case of Investments in Foreign Subsidiaries, any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers of such investment, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; and

(D) (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) except in the case of Investments in Foreign

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Subsidiaries, immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with all of the Financial Performance Covenants, such compliance to be determined on the basis of audited financial statements for such Investment as though such Investment had been consummated as of the first day of the fiscal period covered thereby;

(x) Investments consisting of guaranties permitted under Section 5.02(b); and

(xi) Investments acquired in connection with (and not created in anticipation of) any Investment permitted by Section 5.02(f)(vii).

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Parent may (A) declare and pay dividends and distributions payable only in common stock of the Parent and (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;

(ii) the Borrower may declare and pay cash dividends and distributions to the Parent (and the Parent may make the following cash distributions) (A) to the extent necessary to permit the Parent to pay legal, accounting and reporting expenses, (B) in an aggregate amount not to exceed $1,000,000 in any Fiscal Year, to the extent necessary to permit the Parent to pay general administrative costs and expenses and to pay reasonable directors fees and expenses, (C) so long as no Default shall have occurred or be continuing, to repurchase stock owned by employees (to the extent the purchase price exceeds the amount of outstanding advances made to such employees in connection with the purchase of stock) pursuant to the terms of agreements with such employees in an aggregate amount not to exceed $5,000,000 plus the proceeds of any key man life insurance and (D) to the extent necessary to permit the Parent to pay management fees and reasonable out-of-pocket expenses to the Sponsor permitted under the first proviso to Section 5.01(i);

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(iii) the Borrower may, so long as immediately before and immediately after giving effect to any such dividend or distribution the Leverage Ratio shall be less than 4.00 to 1.00, declare and pay dividends and distributions to the Parent in an amount for all such dividends and distributions not to exceed the sum of (A) $5,000,000 plus (B) 50% of the sum of (1) the cumulative Consolidated Net Income of the Borrower and its Subsidiaries arising after the date hereof (net of any amounts paid as a dividend or distribution pursuant to subclause (A)) plus (2) 100% of extraordinary cash gains realized in such period minus (3) 100% of extraordinary cash losses realized in such period minus (C) the sum of (1) the aggregate amount used to prepay, redeem, purchase, defease or otherwise satisfy Debt pursuant to Section 5.02(j) and (2) amounts paid to minority equityholders pursuant to Section 5.02(g)(v);

(iv) the Parent may declare and pay dividends and distributions to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding Capital Stock for cash solely with amounts received by it from the Borrower pursuant to clause (iii) above;

(v) any Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or to any Subsidiary of the Borrower of which it is a Subsidiary and, to the extent the Subsidiary declaring and paying cash dividends is not a Wholly-Owned Subsidiary, to its minority equity holders on a pro rata basis (provided that such portion paid to minority equity holders shall be taken into account for purposes of Section 5.02(g)(iii)); and

(vi) the Borrower may declare and pay dividends and distributions to the Parent in the event that the Borrower is a member of a consolidated, combined or similar U.S. federal, state or local income tax group of which the Parent is the common parent, in order to allow the Parent to pay the portion of any such consolidated, combined or similar income taxes that are attributable to the income of the Borrower and its Subsidiaries (to the extent such taxes are not payable directly by the Borrower and its Subsidiaries); provided that (A) the amount of such payments, dividends or distributions, plus the amount of any such taxes payable directly by the Borrower and its Subsidiaries, do not exceed a reasonable estimate of the amount of tax that the Borrower and its Subsidiaries would have paid as a stand alone consolidated, combined or similar U.S. federal, state or local income tax group of which the Borrower was the common parent plus any taxes attributable to the income or operations of the Borrower as a result of the Parent’s ownership of Borrower and (B) in the event that such reasonable estimate exceeds the actual amount that the Borrower would have been required to pay, the Parent shall repay the excess to the Borrower within a reasonable period after the later of the date on which such excess is determined and the date on which the Parent receives any refund related to such excess.

(h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.

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(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Advances in accordance with the terms of this Agreement, or amend, modify or change in any manner that is adverse to the interests of the Lender Parties any term or condition of any Surviving Debt or Subordinated Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to a Loan Party; provided that (A) the Borrower may prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Debt in lieu of paying a dividend or making a distribution in a like amount that would be permitted under Section 5.02(g)(iii) and (B) the Parent may prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Debt in lieu of paying a dividend or making a distribution in a like amount that would be permitted under Section 5.02(g)(iv); and provided further that any Debt may be prepaid, redeemed, purchased, defeased or otherwise satisfied prior to the scheduled maturity thereof out of the proceeds of refinancing Debt permitted by Section 5.02(b)(xiii).

(k) Amendment, Etc., of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Secured Parties or (ii) prohibitions or conditions under (A) any Surviving Debt, (B) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease permitted by Section 5.02(b)(iii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (D) any Debt outstanding on the date any Person first becomes a Subsidiary of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower), (E) the Floating Rate Notes and the Senior Subordinated Notes, in each case as in effect as of the

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Effective Date and (F) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be).

(m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(o) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries in any Fiscal Year to exceed $35,000,000; provided, however, that if, for any Fiscal Year, $35,000,000 exceeds the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year, the Borrower and its Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount (such amount being referred to herein as the “Capex Carryover”) equal to the lesser of (i) such excess and (ii) $17,500,000.

(p) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement (excluding requirements of applicable law) limiting the ability of any of its Subsidiaries to (i) declare or pay dividends or other distributions in respect of its Equity Interests or (ii) repay or prepay any Debt owed to, (iii) make loans or advances to, or (iv) otherwise transfer assets to or make Investments in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (A) the Loan Documents, (B) any agreement or instrument evidencing any Surviving Debt, the Floating Rate Notes and the Senior Subordinated Notes, in each case as in effect on the Effective Date, (C) any agreement in effect at the time a Person first became a Subsidiary of the Borrower, so long as such agreement has not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (D) in the case of clause (iv), agreements and instruments that restrict in a customary manner the subletting, assignment or transfer of any property or asset (including any intellectual property) that is a lease, license or similar arrangement permitted hereunder, (E) existing under, by reason of or with respect to any agreement for the sale or other disposition of all of the capital stock of or all or substantially all of the assets of a Subsidiary, otherwise permitted under this Agreement, which agreement restricts distributions by that Subsidiary pending such sale or other disposition.

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(q) Amendment, Etc., of Material Contracts. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the interest or rights of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(r) Holding Company Status. In the case of the Parent, acquire any assets, incur any debt, suffer to exist any Liens or engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the Parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Loan Documents to which it is a party, the Floating Rate Indenture and the Senior Subordinated Indenture, (v) making any restricted payment permitted by Section 5.02(e) and (vi) activities incidental to the businesses or activities described in clauses (i)-(v).

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agent for distribution to each of the Lender Parties:

(a) Default Notice. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or such event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 95 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders and (ii) if at such time the Borrower is subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Required Lenders have not objected, together with (x) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was

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conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (y) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the Financial Performance Covenants; provided that, in the event of any Accounting Change, the Borrower shall also provide a reconciliation of such financial statements to GAAP and (z) a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.03(b) to the extent that such annual reports include the information specified herein).

(c) Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the Financial Performance Covenants; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.03(c) to the extent such quarterly reports include the information specified herein).

(d) Annual Forecasts. As soon as available and in any event no later than 95 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

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(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents, the Material Contracts and any other instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan as the Administrative Agent may reasonably request.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of

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Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(j) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law excluding, for the avoidance of doubt, compliance obligations and restrictions imposed in the ordinary course under Environmental Laws.

(k) Real Property. Upon request of the Collateral Agent (which, provided no Event of Default exists, may be made no more frequently than four times during each Fiscal Year), a report supplementing Schedules 4.01(x) and 4.01(y) hereto, including an identification of all owned and leased real property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost and approximate rentable square footage thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(l) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(m) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain at all times a Leverage Ratio of not more than the amount set forth below for each Measurement Period set forth below:

Measurement Period Ending	Ratio
December 31, 2005	6.50:1.00
March 31, 2006	6.50:1.00
June 30, 2006	6.50:1.00
September 30, 2006	6.50:1.00
December 31, 2006	6.50:1.00
March 31, 2007	6.25:1.00
June 30, 2007	6.00:1.00
September 30, 2007	6.00:1.00
December 31, 2007	5.75:1.00
March 31, 2008	5.75:1.00
June 30, 2008	5.75:1.00
September 30, 2008	5.50:1.00
December 31, 2008	5.50:1.00
March 31, 2009	5.50:1.00
June 30, 2009	5.00:1.00
September 30, 2009	5.00:1.00
December 31, 2009 and thereafter	5.00:1.00

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(b) Interest Coverage Ratio. Maintain for each Measurement Period set forth below an Interest Coverage Ratio of not less than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
December 31, 2005	1.75:1.00
March 31, 2006	1.75:1.00
June 30, 2006	1.75:1.00
September 30, 2006	1.75:1.00
December 31, 2006	1.75:1.00
March 31, 2007	1.80:1.00
June 30, 2007	1.80:1.00
September 30, 2007	1.80:1.00
December 31, 2007	1.80:1.00
March 31, 2008	1.80:1.00
June 30, 2008	1.90:1.00
September 30, 2008	1.90:1.00
December 31, 2008	1.90:1.00
March 31, 2009	1.90:1.00
June 30, 2009	1.90:1.00
September 30, 2009	2.00:1.00
December 31, 2009 and thereafter	2.00:1.00

(c) Right to Cure. Notwithstanding anything to the contrary set forth in Section 6.01, in the event that the Borrower shall fail to comply with the Financial Performance Covenants, the Parent and the Borrower shall have the right, until the expiration of the tenth day subsequent to the date the certificate demonstrating compliance with the Financial Performance Covenants is required to be delivered pursuant to Section 5.03(b)

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or (c), as the case may be, to issue Permitted Cure Securities for cash (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Parent or the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of the Agreement.

(d) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two consecutive fiscal quarters in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period, there shall be a period of at least three consecutive fiscal quarters during which the Cure Right is not exercised and (c) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (i), (j), or (p), 5.02, 5.03 or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if

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such failure shall remain unremedied for 10 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Subsidiaries (other than any Insignificant Foreign Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries (other than any Insignificant Foreign Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries (other than any Insignificant Foreign Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by

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reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g)(ii) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from an insurer that is rated at least “A-” by A.M. Best Company, which policy covers full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (subject to Permitted Liens and Liens permitted under clauses (iii) and (vi) of Section 5.02(a)) lien on and security interest in the Collateral purported to be covered thereby; or

(k) a Change of Control shall occur; or

(l) (i) any ERISA Event shall have occurred with respect to a Plan, (ii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs, (iv) any employer or employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan are not made or, if applicable, accrued, in accordance with normal accounting practices, (v) the fair market value of the assets of any funded Foreign Plan, the liability of any insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is not sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principals or (iv) any

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Foreign Plan that is required to be registered is not registered or is not maintained in good standing with applicable regulatory authorities and, in each case with respect to clauses (i) through (vi) above, such event or condition, individually or together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(m) the Obligations of the Loan Parties under the Loan Documents shall fail to constitute “Senior Debt” or shall fail to constitute the sole “Designated Senior Debt” under the terms of any Subordinated Debt;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Anything contained herein or in any of the other Loan Documents to the contrary notwithstanding, unless otherwise expressly authorized in writing by the Required Lenders or the Administrative Agent, none of the Secured Parties shall take any action in respect of any Obligations secured by the Collateral Documents, including, without limitation, exercise of any right of setoff, if such action would cause or result in the release, waiver or forfeiture of any Collateral or would require the foreclosure of any Lien on any Collateral.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with

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respect to the Borrower under the Federal Bankruptcy Code, the Borrower shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the

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benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

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SECTION 7.03. CS and Affiliates. With respect to its Commitments, the Advances made by it and any Notes issued to it, CS shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include CS in its individual capacity. CS and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CS was not an Agent and without any duty to account therefor to the Lender Parties. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages,

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penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party’s, (ii) such Lender Party’s Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of such Lender Party’s Term Commitments at such time and (iv) such Lender Party’s Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. Any Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed as to all of the Facilities at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent, Swing Line Bank and Issuing Bank and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent (which, so long as no Event of Default shall have occurred and be continuing, shall be an institution reasonably acceptable to the Borrower) as to such of the Facilities as to which such Agent has resigned or been removed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank

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organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000 and, so long as no Event of Default shall have occurred and be continuing, reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Agent hereunder by a successor Agent as to less than all of the Facilities and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, issuances of Letters of Credit (notwithstanding any resignation as Agent with respect to the Letter of Credit Facility) and payments by the Borrower in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent as to any of the Facilities shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent as to such Facilities under this Agreement.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise

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(such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, and the subordination referred to in Section 8.06 of this agreement will be given effect by such Guarantor, in each case, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty, including without limitation the obligation to subordinate intercompany Debt pursuant to Section 8.06, shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than indefeasible payment in full of all Guaranteed Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

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(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

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(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the

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Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit I hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

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(c) Turn-Over. After the occurrence and during the continuance of any Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

SECTION 8.08. Applicant Subsidiaries. The Borrower hereby unconditionally guaranties on a joint and several basis, to the same extent as the Guarantors have guaranteed the Obligations of the Borrower pursuant to this Article VIII, the payment in full of any Obligations owed by any Applicant Subsidiary in respect of any Letter of Credit, and the Borrower acknowledges that it is a primary obligor in respect of all such Obligations.

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ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02,

(ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties,

(iv) release all or substantially all of the Collateral in any transaction or series of related transactions, or

(v) amend this Section 9.01,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party without the consent of such Lender Party;

(ii) reduce or forgive the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party; provided, that only the consent of the Required Lenders shall be required to reduce the rate of or waive the payment of Default Interest;

(iii) postpone any date scheduled for any payment of principal, including the Termination Date, of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party;

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(iv) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially adversely affects the Lenders under a Facility without the consent of holders of a majority of the Commitments or Advances outstanding under such Facility; or

(v) amend Section 2.11(a) or Section 2.13 in a manner that alters the pro rata sharing of payments thereunder without the consent of each Lender adversely affected thereby;

provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement, (B) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents, and (C) nothing in this Section 9.01 shall require the consent of any Person other than the Borrower and the Administrative Agent for an amendment pursuant to Section 2.17(a)

If, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to this Section 9.01, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented (any such Lender whose consent is not obtained as described in this Section 9.01 being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request and at the sole cost and expense of the Borrower, the Administrative Agent or an Eligible Assignee shall be entitled (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender (by its acceptance of the benefits of the applicable Loan Documents) agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Advances and Commitments of such Non-Consenting Lender or Non-Consenting Lenders for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided that such Eligible Assignee consents to the proposed amendment, waiver or consent (it being understood and agreed that the Commitments of such Non-Consenting Lender shall include, if such Non-Consenting Lender is an Issuing Bank, the Letter of Credit Commitment of such Non-Consenting Lender). Each Lender (by its acceptance of the benefits of the Loan Documents) agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Advances are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) ineffective.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic

Pregis Credit Agreement

communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at 1900 West Field Court, Lake Forest, Illinois 60045, Attention: Kevin Corcoran, Fax: (847) 482-2858, E-mail Address: kcorcoran@pactiv.com, with a copy to AEA Investors LLC, Park Avenue Tower, 65 East 55th Street, New York, NY 10022, Attention: General Counsel, Fax: (212) 702-0518, E-mail Address; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance or Assumption Agreement pursuant to which it became a Lender Party; if to the Collateral Agent, at its address at One Madison Avenue, New York, NY 10010, Attention: Agency Group/John Burke, Fax: (212) 325-8304, E-mail Address: john.burke2@csfb.com; and if to the Administrative Agent, at its address at One Madison Avenue, New York, NY 10010, Attention: Agency Group/John Burke, Fax: (212) 325-8304, E-mail Address: john.burke2@csfb.com; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

Pregis Credit Agreement

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver

Pregis Credit Agreement

under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the each Agent with respect thereto (it being understood that the Borrower shall not be obligated to pay for more than one special counsel and one local counsel per jurisdiction in each appropriate jurisdiction unless such fees are incurred in connection with the enforcement of the Loan Documents), with respect to advising the such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) by the Sponsor, the Equity Investors or any of its or their Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of the Business, Companies or any of their Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

Pregis Credit Agreement

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and

Pregis Credit Agreement

thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement or an assignment of Term Advances to an Affiliate or an Approved Fund of the assigning Lender, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent) other than among affiliate funds under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement (including, in the case of an Issuing Bank, such Issuing Bank’s Letter of Credit Commitment), (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.10(e) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (vi) in the case of assignments in respect of the Term Facilities, the Administrative Agent shall give notice to the Borrower of the identity of the assignee thereunder.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of

Pregis Credit Agreement

an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender,

Pregis Credit Agreement

within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

(f) The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Pregis Credit Agreement

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of the Borrower or the Administrative Agent, create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Pregis Credit Agreement

SECTION 9.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 9.12. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party

Pregis Credit Agreement

and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Pregis Credit Agreement

SECTION 9.15. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PREGIS CORPORATION, as Borrower

By	/s/ Kevin J. Corcoran
Name:	Kevin J. Corcoran
Title:	Chief Financial Officer

PREGIS HOLDING II CORPORATION, as Parent

By	/s/ Kevin J. Corcoran
Name:	Kevin J. Corcoran
Title:	Chief Financial Officer

PREGIS INNOVATIVE PACKAGING INC., as Subsidiary Guarantor

By	/s/ Kevin J. Corcoran
Name:	Kevin J. Corcoran
Title:	Chief Financial Officer

HEXACOMB CORPORATION, as Subsidiary Guarantor

By	/s/ Kevin J. Corcoran
Name:	Kevin J. Corcoran
Title:	Chief Financial Officer

PREGIS MANAGEMENT CORPORATION, as Subsidiary Guarantor

By	/s/ Kevin J. Corcoran
Name:	Kevin J. Corcoran
Title:	Chief Financial Officer

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CREDIT SUISSE, Cayman Islands Branch as Administrative Agent and as Collateral Agent, as Swing Line Bank, as an Initial Issuing Bank, and as an Initial Lender

By	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Director

By	/s/ David Dodd
Name:	David Dodd
Title:	Vice President

Initial Issuing Banks

CREDIT SUISSE, Cayman Islands Branch

By	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Director

By	/s/ David Dodd
Name:	David Dodd
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Initial Issuing Bank

By.	/s/ Christopher C. Cavaiani
Name:	Christopher C. Cavaiani
Title:	Vice President

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Initial Swing Line Bank

CREDIT SUISSE, Cayman Islands Branch, As Initial Swing Line Bank

By	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Director

By	/s/ David Dodd
Name:	David Dodd
Title:	Vice President

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Other Initial Lenders

LEHMAN BROTHERS COMMERCIAL PAPER INC., as an Initial Lender

By	/s/ Jeffry Alt
Name:	Jeffry Alt
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as an Initial Lender

By	/s/ Christopher C. Cavaiani

Name:	Christopher C. Cavaiani
Title:	Vice President

ALLIED IRISH BANKS PLC

By	/s/ Roisin O’Connell
Name:	Roisin O’Connell
Title:	Vice President

By	/s/ Joseph S. Augustini
Name:	Joseph S. Augustini
Title:	Vice President

Commerzbank AG, New York and Grand Cayman Branches

By	/s/ Isabel S. Zeissig
Name:	Isabel S. Zeissig
Title:	Vice President

By	/s/ Charles W. Polet
Name:	Charles W. Polet
Title:	Assistant Treasurer

CIT LENDING SERVICES CORPORATION

By	/s/ David M. Harnisch
Name:	David M. Harnisch
Title:	Authorized Signatory

CIT LENDING SERVICES INC., as Document Agent

By	/s/ David M. Harnisch
Name:	David M. Harnisch
Title:	Authorized Signatory

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